Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BETWEEN

RESOLUTE NATURAL RESOURCES SOUTHWEST, LLC

AS SELLER

AND

INDEPENDENCE RESOURCES HOLDINGS, LLC

AS BUYER

NOVEMBER 19, 2015

EXHIBITS AND SCHEDULES

Exhibit A-1 – Subject Interests (Listing of Leases)

Exhibit A-2 – Mineral Interests

Exhibit A-3 – Easements

Exhibit A-4 – Field Offices; Certain Equipment

Exhibit B – Wells, Future Wells and Allocated Values

Exhibit C – Contracts

Exhibit D – Form of Assignment and Bill of Sale

Exhibit E – Form of Transition Services Agreement

Exhibit F – Form of Parent Guaranty

Schedule 2.03 – Excluded Assets

Schedule 5.02(a) - Disclosed Environmental Matters

Schedule 6.06 – Proceedings

Schedule 6.08 – Taxes

Schedule 6.08(h) – Tax Partnership Assets

Schedule 6.11 – Violations of Laws

Schedule 6.13 – AFEs

Schedule 6.14 – Suspense Revenues

Schedule 6.15 – Consents

Schedule 6.16 – Rights to Production

Schedule 6.17 – Wells

Schedule 6.18 – Payout Status

Schedule 6.19 – Imbalances

Schedule 6.20(b) – Environmental Notices

Schedule 6.20(d) – Environmental Matters

Schedule 6.22 – No Material Adverse Effect

Schedule 6.23 – Bonds, etc.

Schedule 15.01(d) – P&A Wells

Schedule 15.01(p) – Subject Employees

Schedule 16.04(g) – Specific Indemnity

Note: The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this November 19, 2015 (the “Execution Date”), by and between RESOLUTE NATURAL RESOURCES SOUTHWEST, LLC, a Delaware limited liability company (“Seller”), and Independence Resources Holdings, LLC, a Delaware limited liability company (“Buyer”).  Buyer and Seller are collectively referred to as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets (as defined in Section 2.02), all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer agree as follows:

Article I
Definitions and Usage

Section 1.01Definitions. For purposes of this Agreement, the following terms and their variations have the meanings specified or referred to in this Section 1.01:

“Accounting Statement” — as defined in Section 14.02(a).

“Advisor” — as defined in Section 2.03(h).

“Affiliate” — as defined in Section 2.03(i).

“Agreement” — as defined in the first paragraph of this Agreement.

“Allocated Value” — as defined in Section 4.04(c)(ii).

“Allocation Schedule” — as defined in Section 11.01(b).

“Asset” or “Assets” — as defined in Section 2.02.

“Assignment” — as defined in Section 4.06.

“Assumed Environmental Obligations” — as defined in Section 5.02(a).

“Assumed Obligations” — as defined in Section 16.02.

“Business Day” — as defined in Section 4.01.

“Buyer” — as defined in the first paragraph of this Agreement.

“Buyer Indemnitees” — as defined in Section 16.04.

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“Buyer’s Auditor” — as defined in Section 14.05.

“Buyer’s Environmental Consultant” — as defined in Section 5.01(a).

“Buyer’s Environmental Review” — as defined in Section 5.01(a).

“Casualty Loss” — as defined in Section 15.04(c).

“Claim” — as defined in Section 16.05(b).

“Claim Notice” — as defined in Section 16.05(b).

“Closing” — as defined in Section 12.01.

“Closing Date” — as defined in Section 12.01.

“Closing Statement” — as defined in Section 12.03.

“Code” — as defined in Section 8.01.

“Confidentiality Agreement” — as defined in Section 4.01.

“Contracts” — as defined in Section 2.02(g).

“control” — as defined in Section 2.03(i).

“Customary Post-Closing Consents” — as defined in Section 4.02(b)(x).

“Defensible Title” — as defined in Section 4.02(a).

“Deposit” — as defined in Section 3.02(a).

“Dispute” or “Disputes” — as defined in Section 18.01.

“Documents” — as defined in Section 19.05.

“Easements” — as defined in Section 2.02(d).

“Effective Time” — as defined in Section 3.03.

“Election Notice” — as defined in Section 18.01.

“Environmental Defect” — as defined in Section 5.02(b).

“Environmental Defect Notice” — as defined in Section 5.03.

“Environmental Defect Value” — as defined in Section 5.02(c).

“Environmental Indemnity Agreement” — as defined in Section 5.04(a)(ii).

“Environmental Information” — as defined in Section 5.01(b).

“Environmental Laws” — as defined in Section 5.02(d).

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Execution Date, by and among Seller, Buyer and Escrow Agent.

“Examination Period” — as defined in Section 4.01.

“Exchange Act” — as defined in Section 14.04.

“Excluded Assets” — as defined in Section 2.03.

“Execution Date” — as defined in the first paragraph of this Agreement.

“Field Offices” — as defined in Section 2.02(e).

“Filings” — as defined in Section 14.05.

“Final Statement” — as defined in Section 14.02(b).

“Final Settlement Date” — as defined in Section 14.02(a).

“Fundamental Representations” — as defined in Section 19.15(a).

“Future Well” — means a well identified in Exhibit B as a well to be drilled in the future on a location identified for such well on the map set forth in Exhibit B.

“GAAP” —  means generally accepted accounting principles applied in the United States which are in effect at the time of the Execution Date.

“Governmental Authority” — as defined in Section 4.02(b)(v).

“Governmental Authorizations” — as defined in Section 6.10.

“Hazardous Substances” — as defined in Section 5.02(e).

“Hedge Contracts” — as defined in Section 2.03(p).

“Hydrocarbons” — as defined in Section 2.02(e).

“Indemnified Environmental Defect” — as defined in Section 5.02(f).

“Indemnified Party” — as defined in Section 16.05(a).

“Indemnified Title Defect” — as defined in Section 4.05(b)(ii).

“Indemnifying Party” — as defined in Section 16.05(a).

“Independent Expert” — as defined in Section 18.01.

“Interim Period” means the period from and after the Effective Time until the Closing.

“Knowledge” — as defined in Section 19.18.

“Law” — as defined in Section 1.02(a)(v).

“Leases” — as defined in Section 2.02(a).

“Loss” or “Losses” — as defined in Section 16.03.

“Material Adverse Effect” means any change, effect, condition or fact, in each case, whether or not foreseeable and whether or not covered by insurance that has or would reasonably be likely to have an adverse effect on the ownership, operation or value of the Assets, as currently operated, which is material to the ownership, operation or value of the Assets, taken as a whole; provided, however, that “Material Adverse Effect” shall not include general changes in industry or economic conditions, changes resulting from a change in commodity prices, changes in Laws or in regulatory policies, changes or conditions resulting from civil unrest or terrorism or acts of God or natural disasters, change or conditions resulting from the failure of a Governmental Authority to act or omit to act pursuant to Law or changes or conditions that are cured or eliminated without cost to Buyer by Closing.

“Material Contracts” — as defined in Section 6.09.

“Net Revenue Interest” or “NRI” — as defined in Section 4.02(a)(i).

“NORM” — as defined in Section 5.06.

“Notice of Disagreement” — as defined in Section 14.02(a).

“Outside Date” means January 31, 2016.

“Parent Guaranty” means a parent guaranty executed by Resolute Parent in substantially the form attached hereto as Exhibit F.

“Parties” — as defined in the first paragraph of this Agreement.

“Permitted Encumbrances” — as defined in Section 4.02(b).

“Person” — as defined in Section 2.03(i).

“Personal Property” — as defined in Section 2.02(e).

“Plugging and Abandonment Obligations” — as defined in Section 16.02.

“PPRs” — as defined in Section 4.07(a).

“Property Expenses” means all operating and capital costs and expenses (including rentals, royalties, drilling costs, capital expenditures, lease operating expenses, expenses incurred under applicable operating agreements and an amount equal to $100,000 per month (prorated for any partial month) in lieu of overhead charges allowable under applicable accounting procedures (COPAS) (in each case) incurred in the ordinary course of business related to the ownership or operation of the Assets.

“Property Taxes” — as defined in Section 11.03(b).

“Purchase Price” — as defined in Section 3.01.

“Purchase Price Adjustments” — as defined in Section 12.02(c).

“Records” — as defined in Section 2.02(h).

“Records Period” — as defined in Section 14.05.

“Required Consent” — as defined in Section 4.08(b).

“Resolute Parent” — means Resolute Energy Corporation.

“Retained Obligations” — as defined in Section 16.01.

“Rules” — as defined in Section 18.01.

“Scheduled Closing Date” — as defined in Section 12.01.

“SEC” — as defined in Section 14.05.

“Securities Act” — as defined in Section 14.05.

“Seller” — as defined in the first paragraph of this Agreement.

“Seller Indemnitees” —  means Seller, and its Affiliates and its and their respective officers, directors, managers, employees, agents, partners, representatives, members and shareholders.

“Seller Ownership Period” — as defined in Section 6.07.

“Severance Taxes” — as defined in Section 11.03(a).

“Specific Indemnity Threshold” means an amount equal to $2,306,250, reduced (but not below zero) by the Environmental Defect Value of all valid Environmental Defects asserted by Buyer and agreed to by Seller pursuant to Article V or finally determined pursuant to Article XVIII.

“Subject Interest” or “Subject Interests” — as defined in Section 2.02(a).

“Subject Employees” — as defined in Section 15.01(p).

“Subject Property” — as defined in Section 5.02(a).

“Tangible Property” — as defined in Section 17.03.

“Tax Controversy” — as defined in Section 11.04(a(iv)

“Taxes” — as defined in Section 2.03(c).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person or entity, governmental or otherwise, other than Seller, Buyer, and their respective Affiliates and includes other working interest owners, royalty owners, lease operators, landowners, service contractors and Governmental Authorities.

“Title Benefit” — as defined in Section 4.09.

“Title Defect” — as defined in Section 4.03.

“Title Defect Notice” — as defined in Section 4.04(a).

“Title Defect Value” — as defined in Section 4.04(c).

“Title Indemnity Agreement” — as defined in Section 4.05(b)(ii).

“Transaction Documents” — means those documents executed and/or delivered pursuant to or in connection with this Agreement on the Closing Date.

“Transfer Taxes” — as defined in Section 11.02.

“Transition Services Agreement” means the Transition Services Agreement attached hereto as Exhibit E.

“Treasury Regulations” — means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of amended, succeeding, similar, substitute, proposed, or final Treasury Regulations.

“Unadjusted Purchase Price” — as defined in Section 3.01.

“Wells” — as defined in Section 2.02(f).

“Working Interest” or “WI” — as defined in Section 4.02(a)(ii).

Section 1.02Usage.

(a)In this Agreement, unless a clear contrary intention appears:

(i)the singular number includes the plural number and vice versa;

(ii)reference to any Person includes that Person’s successors and assigns but, if applicable, only if those successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes that Person in any other capacity or individually;

(iii)reference to any gender includes each other gender;

(iv)reference to any agreement, document or instrument means that agreement, document or instrument as amended or modified and in effect from time to time in accordance with its terms;

(v)reference to any law, rule, regulation, order or decree of any Governmental Authority including any legislative body, court or administrative agency (“Law”) means that Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated under it, and reference to any section or other provision of any Law means that provision of that Law from time to time in effect and constituting the amendment, modification, codification, replacement or reenactment of that section or other provision;

(vi)“hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement;

(vii)“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding that term;

(viii)with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(ix)references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments to them.

(b)Unless otherwise specified, all accounting terms used in this Agreement shall be interpreted, and all accounting determinations under this Agreement shall be made, in accordance with United States generally accepted accounting principles.

(c)This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation of this Agreement.

Article II
Assets

Section 2.01Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Buyer.

Section 2.02Assets. Subject to Section 2.03, the term “Assets” (or in the singular “Asset”) means all of Seller’s right, title and interest in and to:

(a)the oil, gas or mineral leases described in Exhibit A-1 and any other oil, gas, or mineral lease on which any of the Wells described in Exhibit B are located or that are pooled or unitized with any of the oil, gas or mineral leases described in Exhibit A-1 or any Wells described in Exhibit B, together with all amendments, renewals, extensions or ratifications thereof (collectively, the “Leases”), and all interests, tenements, hereditaments, and appurtenances belonging to or derived from the Leases, including royalty interests, overriding royalty interests, net profits interests, operating rights, record title and other oil and gas interests of any kind or character, subject to any depth restrictions set forth in any Lease or pursuant to the terms thereof (collectively, the “Subject Interests” or, singularly, a “Subject Interest”);

(b)the fee mineral interests described in Exhibit A-2 (collectively, “Mineral Interests”);

(c)except to the extent as may be limited by the Subject Interests, all rights, privileges, benefits and powers conferred upon Seller as holder of the Subject Interests, with respect to (i) all rights of use and occupation of the surface of and the subsurface depths under the Subject Interests; (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbon production after the Effective Time attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(d)to the extent assignable or transferable by Seller without payment of fees or other penalties (unless Buyer agrees to pay such fees and/or penalties) all easements, rights-of-way, surface leases, fee surface interests, servitudes, permits, licenses, franchises and other estates or similar rights and privileges primarily related to or used in connection with the Subject Interests and/or Mineral Interests, including those described or referred to in Exhibit A-3 (the “Easements”);

(e)the field offices described in Exhibit A-4 (the “Field Offices”) and all tangible personal property, equipment, fixtures, communication equipment attached to a Well, trailers, inventory and improvements located on and/or used primarily in connection with the Subject Interests, the Mineral Interests, the Wells, the Field Offices or the Easements or with the production, treatment, sale, or disposal of oil, gas or other hydrocarbons produced from or attributable to the Subject Interests (collectively, “Hydrocarbons”), byproducts or waste produced from or attributable to the foregoing, including the personal property, equipment, and inventory described in Exhibit A-4 and all other wellhead equipment, pumps, pumping units, flowlines, gathering systems, piping, tanks, buildings, treatment facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery (collectively, “Personal Property”);

(f)all wells located on the lands covered by the Subject Interests or Mineral Interests or on lands with which the Subject Interests or Mineral Interests may have been pooled, communitized or unitized (whether producing, shut in or abandoned), including any oil, gas, water, disposal, injection, temporarily abandoned, permanently abandoned wells, any wells of any kind of every nature and kind, including the wells described in Exhibit B (the “Wells”);

(g)to the extent assignable or transferable by Seller without payment of fees or other penalties (unless Buyer agrees to pay such fees and/or penalties) all contracts, warranties, agreements and other arrangements, and all express and implied rights arising under such matters, that directly relate to the assets and interests described in Section 2.02(a) through Section 2.02(f), including communitization, unitization or pooling agreements, production sales contracts, farmout or farmin agreements, subleases, joint venture or partnership agreements, operating agreements, service agreements, and the contracts, agreements and other arrangements, including those described or referred to in Exhibit C (all of the foregoing, the “Contracts”);

(h)all books, records, files, muniments of title, reports and similar documents and materials, including Severance Tax and Property Tax records (except to the extent specifically excluded pursuant to Section 2.03(l)), lease records, well records, and division order records, well files, well logs, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), contract files relating to the Contracts, correspondence, that relate to the foregoing interests in the possession of, and maintained by, Seller (collectively, the “Records”);

(i)to the extent assignable or transferable by Seller without payment of fees or other penalties (unless Buyer agrees to pay such fees and/or penalties), all permits, licenses, registrations, consents, orders, approvals, variances, exemptions, waivers, franchises, rights or other authorizations required by or obtained from any Governmental Authority related to and/or used primarily in connection with the Subject Interests, the Mineral Interests, the Wells, the Field Offices or the Easements, including for the use, withdrawal, storage, discharge, treatment, injection or disposal of water;

(j)to the extent assignable or transferable by Seller without payment of fees or other penalties (unless Buyer agrees to pay such fees and/or penalties), all third party seismic data primarily related to the Subject Interests and/or the Mineral Interests; and

(k)to the extent assignable and relating to the Assumed Obligations, all rights, claims and causes of action attributable to the assets and properties described in Section 2.02(a) through Section 2.02(j); provided, however, that, at Buyer’s request, Seller shall use its reasonable efforts to enforce, for the benefit of Buyer in relation to its ownership of such assets, at Buyer’s cost and expense, any right, claim or cause of action that would otherwise be transferred hereunder but is not assignable.

Section 2.03Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated by this Agreement, the following (collectively, the “Excluded Assets”):

(a)Intentionally Omitted.

(b)except to the extent relating to any Assumed Obligation, all trade credits and all accounts, accounts receivable, checks, funds, promissory notes, instruments and general intangibles (as those terms are defined in the Texas Uniform Commercial Code) attributable to the Assets with respect to any period of time prior to the Effective Time;

(c)all claims of Seller for, and rights of Seller to, refunds of or loss carryovers with respect to (i) any Taxes with respect to the ownership or operation of the Assets for any taxable year or period, or portion thereof, that ends at or before the Effective Time, (ii) any Taxes with respect to the Excluded Assets, or (iii) those other refunds, and rights to them, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any Hydrocarbon gathering or transportation agreement; and, for purposes of this Agreement, the term “Taxes” means any and all taxes, including any interest, penalties or other additions to tax that may become payable in respect of any tax, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all federal, state or local income taxes, gains taxes, surtaxes, remittance taxes, presumptive taxes, profits taxes, margin taxes, alternative minimum taxes, payroll taxes, occupation taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, real or personal property taxes, stamp taxes, production taxes, pipeline transportation taxes, freehold mineral taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, utility taxes, goods and services taxes, motor vehicle taxes, entertainment taxes, insurance taxes, capital stock taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing (including any liability in respect of any such taxes that arises by reason of a contract, assumption, transferee or successor liability, operation of Law or otherwise);

(d)all proceeds, income, royalties or revenues (and any security or other deposits made) attributable to (i) the Assets for any period prior to the Effective Time, except to the extent relating to any Assumed Obligation, or (ii) any Excluded Assets;

(e)all Hydrocarbons produced from or attributable to the Subject Interests and/or Mineral Interests with respect to all periods prior to the Effective Time, together with all proceeds from the sale of those Hydrocarbons;

(f)all Seller interpretations of data related to the Assets and Seller work product derived from or intermixed with data related to the Assets;

(g)all of Seller’s proprietary computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(h)all documents and instruments of Seller (i) that may be protected by an attorney-client, work product or other privilege (other than title opinions) or (ii) received from Petrie Partners, Bank of Montreal or any other financial, commercial or legal advisor of Seller (each, an “Advisor”);

(i)all (i) agreements and correspondence between Seller or any of its Affiliates and any Advisor relating to the transactions contemplated in this Agreement; (ii) lists of prospective purchasers for those transactions compiled by Seller or any of its Affiliates or any Advisor; (iii) bids submitted by other prospective purchasers of the Assets; (iv) analyses by Seller or any of its Affiliates or any Advisor of any bids submitted by any prospective purchaser; (v) correspondence between Seller or any of its Affiliates or any Advisor, or any of their respective representatives, and any prospective purchaser other than Buyer; and (vi) correspondence between Seller or any of its Affiliates or any Advisor or any of their respective representatives with respect to any of the bids, the prospective purchasers, the engagement or activities of any Advisor, or the transactions contemplated in this Agreement; and for purposes of this Agreement, the term “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with that Person, where the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person; and the term “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity;

(j)all data that may not be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements under agreements with Persons not Affiliates of Seller, even if such data is inadvertently disclosed or provided to Buyer (in which case Buyer shall promptly return such data or information to Seller);

(k)except to the extent relating to any Assumed Obligation, all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets;

(l)all corporate, partnership and limited liability company financial and income tax books, accounts, records and documents of Seller or any of its Affiliates;

(m)except to the extent relating to any Assumed Obligation, all claims and causes of action of Seller (i) arising from acts, omissions or events related to, or damage to or destruction of, the Assets, occurring prior to the Effective Time; (ii) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); or (iii) with respect to any of the Excluded Assets;

(n)subject to Section 15.04, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity held by, or in favor of, Seller or its Affiliates; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events related to, or damage to or destruction of, the Assets occurring prior to the Closing;

(o)all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

(p)all amounts resulting from derivative contracts or similar agreements used to manage oil, natural gas, products or other commodity prices whether deemed a hedge, non-hedge or ineffective hedge transaction (“Hedge Contracts”);

(q)all funds held in suspense accounts related to the Assets to the extent accounted for as an adjustment to the Purchase Price;

(r)all vehicles, vessels, software, computers and associated peripherals and all radio, telephone and other communication equipment, except for any such communication equipment attached to a Well;

(s)all oil, gas or other mineral reserve reports; and

(t)all rights, title or interests described on Schedule 2.03 or otherwise expressly excluded from the transactions contemplated hereby pursuant to the terms of this Agreement.

Article III
Purchase Price

Section 3.01Purchase Price. The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Buyer’s payment to Seller of the sum of ONE HUNDRED SEVENTY SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($177,500,000.00) (the “Unadjusted Purchase Price”), as adjusted in accordance with the provisions of this Agreement (the “Purchase Price”).

Section 3.02Deposit.

(a)Within one (1) Business Day following the execution of this Agreement by Buyer and Seller, Buyer shall deposit, by wire transfer in immediately available funds into the account specified by the Escrow Agreement a performance guarantee deposit in an amount equal to fifteen million dollars ($15,000,000) (such amount, together with all interest earned thereon, the “Deposit”).  In the event Buyer fails to timely pay the Deposit as provided in the foregoing sentence, Seller shall be entitled to pursue all remedies, whether legal, equitable or otherwise, against Buyer for the amount of the Deposit, and in addition to such remedies Seller may terminate this Agreement in the event Buyer fails to pay the Deposit prior to 5:00 p.m. CT on the second (2nd) Business Day following the execution of this Agreement. The Deposit shall be held by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement.

(b)If the Closing occurs, the Parties shall cause the Escrow Agent to release the Deposit to Seller as part of the payment of the Purchase Price, and the amount payable by Buyer at the Closing shall be reduced by that amount in accordance with Section 12.03.

(c)If the Agreement is terminated without the Closing having occurred, the Parties shall cause the Escrow Agent to release the Deposit as provided in Article XIII and in accordance with the Escrow Agreement.

Section 3.03Effective Time. If the transactions contemplated by this Agreement are consummated in accordance with the terms and provisions of this Agreement, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, and effective as of 7:00 a.m. local time where the Assets are located on September 1, 2015 (the “Effective Time”).

Section 3.04Parent Guaranty. Simultaneously with the execution and delivery of this Agreement Resolute Parent has executed and delivered the Parent Guaranty.

Article IV
Title Matters

Section 4.01Examination Period. Buyer’s due diligence examination shall run from the Execution Date until December 15, 2015 at 5:00 p.m., local time in Denver, Colorado (the “Examination Period”).  During the Examination Period, Seller shall permit Buyer or its authorized representatives to examine, during normal business hours, in the offices of Seller, the Records and all abstracts of title, title opinions, title files, ownership maps, lease files, contract files, assignments, division orders and royalty accounting records pertaining to the Assets insofar as same may be in existence and in the possession of Seller or its Affiliates, subject to such restrictions on disclosure by Third Parties as may exist under confidentiality agreements or other agreements binding on Seller or such data (Seller will use its commercially reasonable efforts to obtain a waiver of any such restrictions from Third Parties, provided however, Seller shall not be required to incur any cost, expense or other obligation in connection with obtaining such waiver).  Such examination shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Seller or otherwise materially interfere with the efforts of Seller to comply with its other obligations under this Agreement.  Any such examination by Buyer shall be at Buyer’s sole cost and expense.  All information made available to Buyer, whether disclosed pursuant to this Agreement or otherwise, shall be maintained confidential by Buyer as provided in the Confidentiality Agreement dated October 7, 2015, between Resolute Energy Corporation and Independence Resources Management, LLC (the “Confidentiality Agreement”), the terms of which are incorporated into this Agreement by this reference and made a part of this Agreement.  To the extent provided in the Confidentiality Agreement, Buyer shall take whatever reasonable steps as may be necessary to ensure that Buyer’s employees, consultants, representatives and agents comply with the provisions of the Confidentiality Agreement, and Buyer shall be responsible for any disclosure or other breach of such provisions by any such Persons.  Buyer shall not contact any of the customers or suppliers of Seller or Seller’s working interest co-owners or operators, in connection with the transactions contemplated by this Agreement, whether in person or by telephone, mail or other means of communication, without the specific prior written consent of Seller, which consent may be withheld at Seller’s sole discretion.  For the purpose of this Agreement, the term “Business Day” means any calendar day excluding Saturdays, Sundays and other days on which national banks are closed for business in Denver, Colorado.

Section 4.02Defensible Title and Permitted Encumbrances.

(a)For purposes of this Agreement, the term “Defensible Title” means, with respect to a given Asset, such ownership by Seller in that Asset that, subject to and except for Permitted Encumbrances:

(i)with respect to each Well or Future Well shown on Exhibit B and throughout the duration of the productive life of such Well or Future Well shown on Exhibit B, entitles Seller to receive not less than the percentage or decimal interest set forth in Exhibit B as Seller’s “Net Revenue Interest” or “NRI” of all Hydrocarbons produced, saved or marketed from the interval or zone identified in Exhibit B with respect to each Well or Future Well set forth in Exhibit B (except for (A) decreases in connection with any operation in which the owner of such Well or Future Well shown on Exhibit B may elect after the Execution Date to be a non-consenting co-owner, and (B) subject to Section 15.01, decreases resulting from the establishment after the Execution Date of pooled, communitized, or unitized units);

(ii)with respect to each Well or Future Well shown in Exhibit B, and throughout the duration of the productive life of such Well or Future Well shown on Exhibit B, obligates Seller to bear not greater than the percentage or decimal interest set forth in Exhibit B as Seller’s “Working Interest” or “WI” of the costs and expenses relating to the maintenance, development and operation of the interval or zone identified in Exhibit B with respect to any Well or Future Well set forth in Exhibit B, and except to the extent any such increase is accompanied by a proportionate increase in the applicable Net Revenue Interest; and

(iii)is free and clear of all liens, mortgages, encumbrances, security interests, pledges, charges and other similar defects in title.

(b)The term “Permitted Encumbrances” means any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(i)the terms and provisions of the Leases, Mineral Interests, Contracts and Easements if the net cumulative effect of such Leases, Mineral Interests, Contracts and Easements does not operate to (A) reduce the Net Revenue Interest of Seller (as to the interval or zone identified on Exhibit B with respect to any Well or Future Well set forth in Exhibit B) below those set forth in Exhibit B, (B) increase the Working Interest of Seller (as to the interval or zone identified on Exhibit B with respect to any Well or Future Well set forth in Exhibit B) above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests, or (C) materially interfere with the operations currently (or reasonably expected to be) conducted on the Assets;

(ii)any (A) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons from or in them, and (B) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ liens or other similar liens, privileges or charges for liquidated amounts arising in the ordinary course of business, in each case, that are not due and payable;

(iii)any liens for Taxes and assessments not yet delinquent;

(iv)the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in (including any liens or security interests created by Law or reserved in oil, gas and other mineral leases for royalty, bonus or rental, or created to secure compliance with the terms of) the agreements, instruments and documents that create or reserve to Seller its interests in the Assets that do not operate to (A) reduce the Net Revenue Interest of Seller (as to the interval or zone identified on Exhibit B with respect to any Well or Future Well set forth in Exhibit B) below those set forth in Exhibit B, (B) increase the Working Interest of Seller (as to the interval or zone identified on Exhibit B with respect to any Well or Future Well set forth in Exhibit B) above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests, or (C) materially interfere with the operations currently (or reasonably expected to be) conducted on the Assets;

(v)any obligations or duties affecting the Assets to any federal, state, county, municipal or local government authority or judicial or regulatory agency or instrumentality (“Governmental Authority”) with respect to any franchise, grant, license or permit and all applicable Law or any Governmental Authority;

(vi)any (A) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (B) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits or licenses, to the extent that they do not operate to (1) reduce the Net Revenue Interest of Seller (as to the interval or zone identified on Exhibit B with respect to any Well or Future Well set forth in Exhibit B) below those set forth in Exhibit B, (2) increase the Working Interest of Seller (as to the interval or zone identified on Exhibit B with respect to any Well or Future Well set forth in Exhibit B) above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests, or (3) materially interfere with the operations currently (or reasonably expected to be) conducted on the Assets;

(vii)all royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of Hydrocarbon production created or in existence as of the Effective Time, whether recorded or unrecorded, provided that such matters do not operate to (A) reduce the Net Revenue Interests of Seller (as to the interval or zone identified on Exhibit B with respect to any Well or Future Well set forth in Exhibit B) below those set forth in Exhibit B or (B) increase the Working Interests of Seller (as to the interval or zone identified on Exhibit B with respect to any Well or Future Well set forth in Exhibit B) above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests;

(viii)preferential rights to purchase or similar agreements;

(ix)required Third-Party consents to assignment or similar agreements;

(x)all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil, gas or other mineral leases or interests in them that are customarily obtained or made subsequent to such sale or conveyance (collectively, “Customary Post-Closing Consents”);

(xi)the presence or lack of production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; compression agreements; equipment leases; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements that have terms that are ordinary and customary to the oil, gas, sulphur and other mineral exploration, development, processing or extraction business or in the business of processing of gas and gas condensate or liquids production for the extraction of products from them, in each case, to the extent they do not (A) reduce the Net Revenue Interests of Seller (as to the interval or zone identified on Exhibit B with respect to any Well or Future Well set forth in Exhibit B) below those set forth in Exhibit B, (B) increase the Working Interests of Seller as to the interval or zone identified on Exhibit B with respect to any Well or Future Well set forth in Exhibit B) above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests, or (C) materially interfere with the operations currently (or reasonably expected to be) conducted on the Assets;

(xii)farmout or farmin agreements, to the extent they do not (A) reduce the Net Revenue Interests of Seller (as to the interval or zone identified on Exhibit B with respect to any Well or Future Well set forth in Exhibit B) below those set forth in Exhibit B, (B) increase the Working Interests of Seller (as to the interval or zone identified on Exhibit B with respect to any Well or Future Well set forth in Exhibit B) above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests, or (C) materially interfere with the operations currently (or reasonably expected to be) conducted on the Assets;

(xiii)liens and security interests that are released at or prior to Closing as provided in Section 12.05(g);

(xiv)rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable Law;

(xv)all defects and irregularities affecting the Assets that, individually or in the aggregate, do not (A) reduce the Net Revenue Interest of Seller (as to the interval or zone identified on Exhibit B with respect to any Well or Future Well set forth in Exhibit B) below those set forth in Exhibit B, (B) increase the Working Interest of Seller (as to the interval or zone identified on Exhibit B with respect to any Well or Future Well set forth in Exhibit B) above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests, or (C) materially interfere with the operations currently (or reasonably expected to be) conducted on the Assets;

(xvi)all Title Defects expressly waived by Buyer in writing or that have been deemed to have been waived or not otherwise to be Title Defects under Section 4.04(a) or Section 4.05(d) or any other provision of this Agreement; and

(xvii)Title Defects that have been cured or remedied by possession under applicable statutes of limitation for adverse possession or for prescription.

Section 4.03Title Defect. The term “Title Defect,” as used in this Agreement, means any encumbrance, encroachment, irregularity, defect in or objection to Seller’s ownership of any Asset that causes Seller not to have Defensible Title to that Asset.  Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as a Title Defect: (a) defects or irregularities arising out of lack of corporate authorization or a variation in corporate name, unless Buyer provides affirmative evidence that such corporate action or variation was not authorized and/or results in another Person’s superior claim of title to the relevant Asset; (b) defects or irregularities that have been cured or remedied by the passage of time, including applicable statutes of limitation and statutes for prescription or preemption; (c) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings; (d) defects or irregularities resulting from or related to probate proceedings or the lack of probate proceedings if the defects or irregularities have been outstanding for five (5) years or more unless Buyer provides affirmative evidence that such defect or irregularities results in another Person’s superior claim of title to the relevant Asset; or (e) to the extent not triggered, conventional rights or reassignment normally actuated by an intent to abandon or release a Lease and requiring notice to the holders of such rights and any defect or irregularity as would normally be waived by Persons engaged in the oil and gas business when purchasing producing properties.

Section 4.04Notice of Title Defects.

(a)If Buyer discovers any Title Defect affecting any Asset, Buyer shall notify Seller of the alleged Title Defect as promptly as reasonably possible, including using its commercially reasonable efforts to provide weekly updates with respect to Title Defects, but no later than the expiration of the Examination Period.  To be effective, this notice (a “Title Defect Notice”) must (i) be in writing; (ii) be received by Seller prior to the expiration of the Examination Period; (iii) describe the Title Defect in sufficient, specific detail (including any alleged variance in the Net Revenue Interest or Working Interest); (iv) identify the specific Asset or Assets affected by the Title Defect; and (v) include the value of the Title Defect as determined by Buyer.  Any matters that otherwise may have constituted Title Defects, but that are not so described in a timely Title Defect Notice complying and delivered in accordance with this Section 4.04(a), shall be deemed to have been waived by Buyer for all purposes and shall constitute Permitted Encumbrances.  The foregoing sentence shall not constitute a waiver of

Buyer’s rights under (A) Section 16.04(b) or (B) the special warranty of title contained in the Assignment.

(b)After receipt of an effective Title Defect Notice, Seller shall have the option, but not the obligation, to attempt to cure the Title Defect at Seller’s sole cost and expense.

(c)The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in a Title Defect Notice shall be determined in good faith based upon the criteria set forth below:

(i)If the Title Defect is a lien on any Asset, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset.

(ii)If the Title Defect asserted is that the Net Revenue Interest attributable to any Well is less than that stated in Exhibit B and there is a proportionate decrease in the Working Interest attributable to such Well stated in Exhibit B, then the Title Defect Value shall be the product of the Allocated Value of such Asset, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest set forth in Exhibit B and the actual Net Revenue Interest, and the denominator of which is the Net Revenue Interest stated in Exhibit B.  For purposes of this Agreement, the term “Allocated Value” means, with respect to any Asset, the amount allocated to that Asset under Section 11.01.

(iii)If the Title Defect represents an obligation, encumbrance, burden or charge on the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest or any decrease in the Net Revenue Interest attributable to any Future Well) for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the affected Asset, the probability that a potential title failure will result in an actual title failure, the Title Defect Value placed upon the Title Defect by Buyer and Seller, and any such other reasonable factors as are necessary to make a proper evaluation.

(iv)If a Title Defect is not in effect, affects only certain depths, or does not adversely affect an Asset throughout the entire productive life of such Asset, the consequences of that fact shall be taken into account in determining the Title Defect Value.

(v)Notwithstanding anything in this Agreement to the contrary, the Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value.

(vi)Notwithstanding anything in this Agreement to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the Wells, units, Future Wells or other Assets affected by it.

Section 4.05Remedies for Title Defects.

(a)If Seller elects to attempt to cure any Title Defect pursuant to Section 4.04(b), but is unable to do so prior to Closing, the affected Assets shall nevertheless be conveyed to Buyer at Closing, the Purchase Price at Closing shall be adjusted downward by the Title Defect Value of the applicable Title Defect, and Buyer shall pay (i) an amount equal to such Title Defect Value to the Escrow Agent at Closing, and (ii) if the Allocated Value exceeds the Title Defect Value, an amount equal to the difference between the Allocated Value and the Title Defect Value to Seller at Closing.  If Seller cures the applicable Title Defect on or before the date that is sixty (60) days after the date Buyer delivered the respective Title Defect Notice to Seller pursuant to Section 4.04(a) (provided however, that if Buyer materially supplements or modifies such Title Defect Notice prior to the Defect Notice Date, such sixty (60) day period shall run from the date of such supplement or modification), then the Parties shall promptly instruct the Escrow Agent to release the Title Defect Value to Seller.  If Seller elects to cure a Title Defect so as to remove the Title Defect pursuant to this Section 4.05(a) but is unable to do so within the time period set forth in this Section 4.05(a), then the Parties shall promptly instruct the Escrow Agent to release an amount equal to the Title Defect Value to Buyer.

(b)Subject to Seller’s right to cure a Title Defect after Closing pursuant to Section 4.05(a) and the continuing right of Seller to dispute the existence of an asserted Title Defect or the asserted Title Defect Value, pursuant to Section 4.05(c), and subject to the rights of the Parties under Section 9.04 or Section 10.04, if any Title Defect timely asserted by Buyer in accordance with Section 4.04(a) is not waived in writing by Buyer or cured on or before Closing, the Parties shall mutually agree to:

(i)subject to Section 4.05(d), reduce the Purchase Price by the Title Defect Value for the Title Defect as determined in accordance with Section 4.04(c) or Article XVIII (which reduction shall cause such asserted Title Defect to become an Assumed Obligation under Section 16.02);

(ii)have Seller indemnify Buyer against all claims resulting from the Title Defect (an “Indemnified Title Defect”) pursuant to an indemnity agreement (the “Title Indemnity Agreement”) in a form mutually agreeable to the Parties; or

(iii)have Seller retain the entirety of the Asset that is subject to the Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of the Asset and the associated Assets;

provided, however, that if the Parties cannot mutually agree on a remedy for a Title Defect prior to Closing, then the Parties shall be deemed to have elected the remedy set forth in Section 4.05(b)(i) with respect to such Title Defect.

(c)If at or before the Closing, Buyer and Seller have not agreed on the validity of any asserted Title Defect or the Title Defect Value attributable to the Title Defect, Buyer or Seller shall have the right to elect to have the Dispute regarding the validity of the Title Defect or the Title Defect Value determined by an Independent Expert in accordance with

Article XVIII.  In that event, the Purchase Price paid at Closing shall be reduced with respect to the disputed Title Defect or Title Defect Value, in each case, in an amount equal to the average of the Title Defect Value proposed by Buyer in Buyer’s Title Defect Notice and the Title Defect Value determined by Seller in good faith, and Buyer shall pay such amount to the Escrow Agent at Closing.  Upon the final resolution of the Dispute, the Parties shall promptly instruct the Escrow Agent to release such amount (together with interest accrued thereon) to Buyer or Seller, as applicable, in accordance with the resolution of the Dispute, within five (5) Business Days of such resolution.

(d)Notwithstanding anything to the contrary in this Agreement, (i) if the value of a particular individual Title Defect does not exceed $50,000, then no adjustment to the Purchase Price shall be made for the Title Defect, (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for the difference between all Title Defects (each exceeding $50,000) less all Title Benefits (each exceeding $50,000) does not exceed one and one quarter percent (1.25%) of the Unadjusted Purchase Price, then no adjustment of the Purchase Price shall be made on account of Title Defects, and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for the difference between all Title Defects (each exceeding $50,000) less all Title Benefits (each exceeding $50,000) does exceed one and one quarter percent (1.25%) of the Unadjusted Purchase Price, then the Purchase Price shall be adjusted only by the amount of the excess.

Section 4.06Special Warranty of Title. The documents to be executed and delivered by Seller to Buyer transferring title to the Assets as required hereby, including the Assignment and Bill of Sale attached hereto as Exhibit D (the “Assignment”), shall provide for a special warranty of title warranting title by, through and under Seller and/or its Affiliates, but not otherwise, subject to the Permitted Encumbrances.

Section 4.07Preferential Rights To Purchase.

(a)With respect to each preferential right to purchase, right of first refusal, or similar provisions relative to any Asset (each a “PPR”) within five (5) Business Days following the Execution Date, Seller shall send to the holder of each such PPR a notice in compliance with the contractual provisions applicable to such PPR requesting a waiver of such PPR.  Unless otherwise provided in the instrument creating the PPR, such PPR must be exercised subject to all terms and conditions set forth in this Agreement. Seller shall use reasonable efforts, but without any obligation to incur any additional cost or expense, to comply with all PPRs prior to the Closing.  From time to time, and in any event prior to the Closing, Seller shall notify Buyer of the existence of any known PPRs and if any PPRs are exercised or if the requisite period has elapsed without said rights having been exercised.

(b)If, as of the Closing Date, a Third-Party holder of a PPR has timely and properly notified Seller that it elects to exercise its PPR with respect to the Assets to which its PPR applies (determined by and in accordance with the agreement in which the PPR arises) or if the time for exercising such PPR has not expired, then the Assets covered by such PPR will not be sold to the Party originally executing this Agreement as “Buyer” (subject to the remaining provisions in this Article) and the Unadjusted Purchase Price will be reduced by the Allocated Value of such Assets.  Subject to Buyer’s rights under Section 13.01(d), Buyer shall remain obligated to purchase the remainder of the Assets not affected by an exercised PPR.  Upon the consummation of the sale of any Assets to the holder of such PPR, any such Assets shall be deemed for all purposes to constitute “Excluded Assets”.

(c)Within ninety (90) days following the Closing, if for any reason the purchase and sale of the Assets covered by a PPR exercised prior to Closing (or after Closing if the time for exercising such PPR had not expired prior to Closing) under (b) above is not or cannot be consummated with the holder of the PPR that exercised its PPR or the time for exercising such PPR expires without exercise by the holder thereof, then Seller shall so notify Buyer and within ten (10) Business Days after Buyer’s receipt of such notice, Seller shall sell, assign and convey to Buyer and Buyer shall purchase and accept from Seller such Assets pursuant to the terms of this Agreement and for the Allocated Value of such Assets (except the Closing Date with respect to such Assets will be the date of assignment of such Assets from Seller to Buyer)  as adjusted pursuant to Article XII with respect to such Assets.

(d)All Assets for which any applicable PPR has been waived or as to which the period to exercise the applicable PPR has expired (and such PPR has not been exercised), in each case, prior to Closing shall be sold to Buyer at Closing pursuant to the terms of this Agreement.

Section 4.08Consents to Assignment.

(a)With respect to each consent necessary to assign the Assets, within five (5) Business Days following the Execution Date, Seller shall send to the holder of each such consent a notice in compliance with the contractual provisions applicable to such consent seeking such holder’s consent to the transactions contemplated by this Agreement.  Seller shall use reasonable efforts, but without any obligation to incur any material out-of-pocket cost or expense, to obtain all necessary consents from Third Parties to assign the Assets prior to the Closing (other than approvals of any relevant Governmental Authority that are customarily obtained after the Closing), and Buyer shall use its reasonable efforts (without the obligation to incur any expenses) to assist Seller with those efforts.  If the holder of any consent requires that the Buyer deliver proof of its creditworthiness for the approval of such consent, then the Buyer shall reasonably cooperate with Seller and the holder of such consent and deliver to such holder any reasonably-requested credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Buyer.

(b)To the extent (i) any such consents are not obtained prior to Closing and an express provision of the document providing for the consent would (A) render the assignment of some or all of the Assets void or voidable, (B) give rise to a claim for specified liquidated damages, (C) cause the termination of the Lease or other Asset to be assigned as a result of the failure to obtain that consent, (D) cause a violation of a maintenance of uniform interest provision, (E) prevent Buyer from participating, in any material respect, in the exploration, drilling, development and production operations, with respect to the Assets affected by the instrument for which the consent was required or (F) be required from a Governmental Authority (other than a Customary Post-Closing Consent) (in each case, a “Required Consent”) or (ii) such consent was denied in writing, then, in each case, the Assets affected by such unobtained Required Consent or consent denied in writing shall be excluded from the Assets to be assigned to Buyer at Closing and the Unadjusted Purchase Price will be reduced by the Allocated Value of such Assets as adjusted pursuant to Article XII with respect to such Assets.

(c)Within ninety (90) days following the Closing, if any Required Consent not obtained under (b) above is obtained, then Seller shall so notify Buyer and within ten (10) Business Days after Buyer’s receipt of such notice, Seller shall sell, assign and convey to Buyer and Buyer shall purchase and accept from Seller such Assets pursuant to the terms of this Agreement and for the Allocated Value of such Assets (except the Closing Date with respect to such Assets will be the date of assignment of such Assets from Seller to Buyer) as adjusted pursuant to Article XII with respect to such Assets.

Section 4.09Title Benefits; Remedies.

(a)If Seller discovers, or Buyer obtains actual knowledge of, any Title Benefit during the Examination Period affecting the Assets, it shall promptly notify the other Party at or before the expiration of the Examination Period.  Seller shall be entitled to offset the value of any Title Benefit that exceeds $50,000 against those Title Defect Values that exceed $50,000.  The value of any Title Benefit shall be mutually agreed upon by the Parties.  For purposes of this Agreement, the term “Title Benefit” means the Seller’s interest in any Asset that is greater than or in addition to that set forth in Exhibit B, including a Net Revenue Interest that is greater than that set forth in Exhibit B or Seller’s Working Interest in any Asset that is less than the Working Interest set forth in Exhibit B (without a corresponding decrease in the Net Revenue Interest).

(b)If, with respect to a Title Benefit, Buyer and Seller have not agreed on such amount at or prior to the Closing, Seller or Buyer shall have the right to elect to have the Dispute regarding the amount of the Title Benefit determined by an Independent Expert in accordance with Article XVIII.

Article V
Environmental Matters

Section 5.01Environmental Review.

(a)Buyer shall have the right to conduct or cause a consultant reasonably acceptable to Seller (“Buyer’s Environmental Consultant”) to conduct an environmental review of the Assets prior to the expiration of the Examination Period (or such longer period as set forth in this Section 5.01) (“Buyer’s Environmental Review”).  The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer.  The scope of work comprising Buyer’s Environmental Review shall be limited to a Phase I review and otherwise as may be agreed by Buyer and Seller prior to commencement.  The Environmental Review shall not include any intrusive test, sampling, boring, or procedure without the prior written consent of Seller.  If Buyer’s Phase I review provides a reasonable basis for conducting a Phase II review or any other invasive review with respect to any Asset and Seller does not consent to such requested invasive review, then Buyer shall have the option to exclude such Asset from the Assets to be assigned to Buyer at Closing (and the Unadjusted Purchase Price will be reduced by the Allocated Value of such Assets as adjusted pursuant to Article XII with respect to such Asset). If

Buyer’s Phase I review provides a reasonable basis for conducting a Phase II review or any other invasive review with respect to any Asset and Seller consents to such requested invasive review, then Buyer shall have 30 days from such consent to complete its requested invasive review, provided that if Buyer’s review is not completed prior to Closing, then such Asset will be excluded from the Assets to be assigned to Buyer at Closing (and the Unadjusted Purchase Price will be reduced by the Allocated Value of such Assets as adjusted pursuant to Article XII with respect to such Asset).  Following Buyer’s completion of its invasive review, any Environmental Defect with respect to such Asset shall be resolved (and such Asset retained or conveyed) in accordance with this Article V, with Seller having ten days to attempt to cure such Environmental Defect prior to the Parties electing among the remedies set forth in Section 5.04(a) and (b).  Buyer shall, and shall cause Buyer’s Environmental Consultant to, (i) consult with Seller before conducting any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with the operation of the Assets and (iii) comply with all applicable Laws.  Buyer shall be solely responsible for obtaining any consents from a Third Party that are required to perform any work comprising Buyer’s Environmental Review, and Buyer shall consult with Seller prior to requesting each such consent.  Seller shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s Environmental Review.  With respect to any samples taken in connection with Buyer’s Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Seller without charge.  Buyer releases, and shall defend, indemnify and hold harmless, Seller Indemnitees from and against all Losses (INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY, BUT SPECIFICALLY EXCLUDING THOSE RESULTING FROM SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AND ANY MATTERS EXISTING PRIOR TO CONDUCTING SUCH ENVIRONMENTAL REVIEW) arising out of, related to, or caused by Buyer’s Environmental Review.

(b)Unless otherwise required by applicable Law, Buyer shall, and shall cause Buyer’s Environmental Consultant to, treat any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), in accordance with the terms of the Confidentiality Agreement.  If this Agreement is terminated prior to the Closing, Buyer shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller without charge.

(c)Upon completion of Buyer’s Environmental Review, Buyer shall, at its sole cost and expense and without any cost or expense to the Seller Indemnitees (i) repair all damage done to the Assets in connection with any Buyer’s Environmental Review, (ii) restore the Assets to the same or better condition in existence prior to commencement of any Buyer’s Environmental Review, and (iii) remove all equipment, tools or other property brought onto the Assets in connection with any Buyer’s Environmental Review.

(d)During all periods that Buyer, or any of Buyer’s representatives are on the Assets, Buyer shall maintain, at its sole expense adequate liability insurance policies.  Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering upon the Assets.

Section 5.02Environmental Definitions.

(a)Assumed Environmental Obligations.  For purposes of this Agreement, the term “Assumed Environmental Obligations” means all Losses related to the operation of the Assets or the condition of the Assets and any surface or subsurface depths used or affected in connection with the Assets, including any pooled, communitized or unitized acreage by virtue of the Assets being a part of the pooled, communitized or unitized area (collectively, the “Subject Property”), and arising from or relating to the following: (i) any violation or alleged violation of, or non-compliance with applicable Environmental Law prior to, on, or after the Effective Time, including the cost of correcting such violations or noncompliance and any fines or penalties arising out of such violations or noncompliance; (ii) the release, discharge or disposal of Hazardous Substances prior to, on, or after the Effective Time, at, on, in, under, from or migrating to or from the Subject Property, including claims for property damage, loss, injury, damage to natural resources, bodily injury or wrongful death, and any investigation, remediation or monitoring with respect to said Hazardous Substances; (iii) any Environmental Defects; (iv) those matters that would otherwise be Environmental Defects but for the provisions of Section 5.04(c); and (v) those matters described on Schedule 5.02(a).

(b)Environmental Defects.  For purposes of this Agreement, the term “Environmental Defect” means an environmental condition identified with specificity in Buyer’s Environmental Review that constitutes a violation of Environmental Laws in effect as of the Execution Date in the jurisdiction in which the affected Assets are located, excluding, however (i) any environmental conditions that do not exceed the threshold and deductible values in Section 5.04(c) and (ii) any environmental conditions that are listed on Schedule 5.02(a), in each case, which environmental conditions shall be deemed not to constitute Environmental Defects, but which shall nonetheless be Assumed Environmental Obligations.

(c)Environmental Defect Value.  For purposes of this Agreement, the term “Environmental Defect Value” means, with respect to any Environmental Defect, the value, as of the Closing Date, of the estimated costs and expenses to correct the Environmental Defect, in the most prudent manner reasonably available consistent with Environmental Laws, taking into account (i) that non-permanent remedies (such as mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulations, leachate collection systems, etc.) may be the most cost-effective manner reasonably available, (ii) the continuing long-term need to operate the Asset, (iii) customary industry practices, (iv) the net present value of such Environmental Condition, and (v) the requirements of Environmental Laws.

(d)“Environmental Laws” means all Laws pertaining to health (as relates to exposure to Hazardous Substances), the environment, wildlife or natural resources, or the use, storage, emission, discharge, clean-up, release, or threatened release of Hazardous Substances on or into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the

Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local Laws.

(e)Hazardous Substances.  For purposes of this Agreement, the term “Hazardous Substances” means (i) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls, (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

(f)Indemnified Environmental Defects.  For purposes of this Agreement, the term “Indemnified Environmental Defect” means an Environmental Defect as to which Seller will indemnify Buyer in accordance with Section 5.04(a)(ii).

Section 5.03Notice of Environmental Defects. If Buyer discovers any Environmental Defect affecting any Asset, Buyer shall notify Seller of the alleged Environmental Defect as promptly as possible, but no later than the expiration of the Examination Period.  To be effective, such notice (an “Environmental Defect Notice”) must (i) be in writing; (ii) be received by Seller prior to the expiration of the Examination Period; (iii) describe the Environmental Defect in sufficient, specific detail, including (A) the written conclusion of Buyer’s Environmental Consultant that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer’s Environmental Review; and (B) a separate specific citation of the provisions of Environmental Laws alleged to be violated and the related facts that substantiate such violation; (iv) identify the specific Asset or Assets affected by the Environmental Defect; and (v) state Buyer’s estimate of the Environmental Defect Value, including the basis for such estimate, for which Buyer would agree to adjust the Purchase Price to accept such Environmental Defect if the Parties elect Section 5.04(a)(i) as the remedy for it.  Any matters that may otherwise have constituted Environmental Defects, but that are not so described in a timely Environmental Defect Notice complying with this Section 5.03, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for all purposes and constitute an Assumed Obligation.  The foregoing sentence shall not constitute a waiver of Buyer’s rights under (A) Section 16.04(a), (B) Section 16.04(b) with respect to any breach by Seller of Section 6.20 or (C) Section 16.04(c) with respect to any breach by Seller of Section 15.01.  After receipt of an effective Environmental Defect Notice, Seller shall have the option, but not the obligation, to attempt to cure the Environmental Defect at any time prior to the Closing.

Section 5.04Remedies for Environmental Defects.

(a)Subject to the continuing right of Seller to dispute the existence of an asserted Environmental Defect or the asserted Environmental Defect Value and subject to the rights of the Parties under Section 13.01(d), if any Environmental Defect timely asserted by

Buyer in accordance with Section 5.03 is not waived in writing by Buyer or cured on or before Closing, the Parties shall mutually agree to:

(i)subject to Section 5.04(c), reduce the Purchase Price by the Environmental Defect Value for the Environmental Defect as determined in accordance with Section 5.02(c) or Article XVIII (which reduction shall cause such alleged Environmental Defect to become an Assumed Obligation under Section 16.02);

(ii)have Seller indemnify Buyer against all claims resulting from the Environmental Defect pursuant to an indemnity agreement (the “Environmental Indemnity Agreement”) in a form mutually agreeable to the Parties; or

(iii)have Seller retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of the Asset and the associated Assets.

provided, however, that if the Parties cannot mutually agree on a remedy for an Environmental Defect, then they shall be deemed to have elected the remedy set forth in Section 5.04(a)(iii) with respect to such Environmental Defect.

(b)If at or before the Closing Buyer and Seller have not agreed on the validity of any asserted Environmental Defect or the Environmental Defect Value attributable to the Environmental Defect, Buyer or Seller shall have the right to elect to have the Dispute regarding the validity of the Environmental Defect or the Environmental Defect Value determined by an Independent Expert in accordance with Article XVIII.  In that event, the Purchase Price paid at Closing shall be reduced with respect to the disputed Environmental Defect or Environmental Defect Value, in each case, in an amount equal to the lesser of (i) the average of the Environmental Defect Value proposed by Buyer in Buyer’s Environmental Defect Notice and the Environmental Defect Value determined by Seller in good faith, and (ii) the Allocated Value of such Asset, and Buyer shall pay such amount to the Escrow Agent at Closing.  Upon the final resolution of the Dispute, the Parties shall promptly instruct the Escrow Agent to release such amount (together with interest accrued thereon) to Buyer or Seller, as applicable, in accordance with the resolution of the Dispute, within five (5) Business Days of such resolution.

(c)Notwithstanding anything to the contrary in this Agreement (i) if the Environmental Defect Value for a particular individual Environmental Defect does not exceed $50,000, then no adjustment to the Purchase Price shall be made for the Environmental Defect, (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Environmental Defects (each exceeding $50,000) does not exceed one and one quarter percent (1.25%) of the Unadjusted Purchase Price, then no adjustment of the Purchase Price shall be made on account of Environmental Defects, and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Environmental Defects (each exceeding $50,000) does exceed one and one quarter percent (1.25%) of the Unadjusted Purchase Price, then the Purchase Price shall be adjusted only by the amount of the excess.

Section 5.05No Warranty Regarding Environmental Matters. EXCEPT AS SET FORTH IN SECTION 6.20 and subject to Buyer’s rights under (i) Section 16.04(a), (ii) Section 16.04(b) with respect to any breach by Seller of Section 6.20 or the Closing certificate delivered by Seller and (iii) Section 16.04(c) with respect to any breach by Seller of Section 15.01, SELLER WILL CONVEY THE ASSETS TO BUYER WITHOUT ANY WARRANTY OF ANY KIND WITH RESPECT TO ENVIRONMENTAL MATTERS OR ENVIRONMENTAL DEFECTS, EXPRESS, STATUTORY OR IMPLIED, NOT EVEN FOR RETURN OF THE PURCHASE PRICE.  SUBJECT TO BUYER’S RIGHTS under (A) Section 13.01(d), (B) SECTION 16.04(A), (C) sECTION 16.04(B) WITH RESPECT TO A BREACH OF SECTION 6.20 and (D) Section 16.04(c) with respect to any breach by Seller of Section 15.01, BUYER’S SOLE REMEDY FOR ENVIRONMENTAL DEFECTS OR OTHER ENVIRONMENTAL MATTERS IS THE ENVIRONMENTAL DEFECT PROCEDURE UNDER THIS ARTICLE V.

Section 5.06NORM. Buyer acknowledges that some oilfield production equipment comprising the Assets may contain asbestos or naturally occurring radioactive material (“NORM”).  In this regard, Buyer specifically acknowledges that NORM may affix or attach itself to the inside of wellbores, materials and equipment as scale or in other forms, and that wells, materials and equipment comprising the Assets or located on a Lease may contain NORM and that NORM containing materials may have been disposed of on a Lease.  Buyer expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets if and where they may be found, and Buyer assumes Seller’s liability for or in connection with the assessment, remediation, removal, transportation or disposal of any such materials present on the Assets at or after the Effective Time in accordance with all requirements of any Governmental Authority (INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY).

Article VI
Representations and Warranties of Seller

Seller represents and warrants to Buyer that:

Section 6.01Seller’s Existence. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted. Seller is qualified to do business and in good standing in the State of Texas.

Section 6.02Legal Power. Seller has the legal power and right to enter into and perform this Agreement and the Transaction Documents to which it is a party.  The consummation of the transactions contemplated by this Agreement and the Transaction Documents will not:

(a)violate or be in conflict with:

(i)any provision of Seller’s organizational or other governing documents;

(ii)assuming the receipt of all waivers of any preferential purchase rights and consents to assignment (including Customary Post-Closing Consents), any material agreement or instrument to which Seller is a party or by which Seller is bound that affects any of the Assets; or

(iii)any judgment, order, ruling or decree applicable to Seller as a party in interest or any Law applicable to Seller’s interest in any of the Assets; and .

(b)other than any Required Consent, will not result in the creation of any encumbrance on any Asset or give rise to any right of termination, cancellation, or acceleration under any of provision of any Lease or Contract to which Seller is a party (relating to the Assets) or by which any of the Assets may be bound.

Section 6.03Execution. The execution, delivery and performance of this Agreement has been, and the Transaction Documents to which it is a party will be, duly and validly authorized by the requisite limited liability action, as applicable, on the part of Seller.  This Agreement has been duly executed and delivered by Seller (and all Transaction Documents this Agreement requires be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes (assuming due authorization, execution and delivery by Buyer), and at the Closing the Transaction Documents to which Seller is a party will constitute (assuming due authorization, execution and delivery by Buyer, if Buyer is a party thereto), the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.04Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any Affiliate of Seller for which Buyer or any Affiliate of Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05Solvency.

(a)Seller is not insolvent, and will not be rendered insolvent by any of the transactions contemplated by this Agreement.  As used in this Section 6.05, “insolvent” means that the sum of Seller’s debts and other probable liabilities exceeds the present fair saleable value of Seller’s assets.

(b)Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) Seller will be able to pay its liabilities as they become due in the usual course of its business, (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business, (iii) Seller will have assets (calculated at fair market value) that exceed its liabilities and (iv) taking into account all litigation that is currently pending or has been threatened in writing, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.  The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

(c)To the Knowledge of the Seller, the Assets contemplated to be transferred, conveyed and sold by Seller pursuant to the terms set forth in this Agreement and in the Assignment are being sold for reasonably equivalent value.

(d)There are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller.

Section 6.06Proceedings. Except as set forth on Schedule 6.06, there is no suit, action, claim, investigation or inquiry by any Person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding, (in each case) that is pending or, to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller (a) with respect to the Assets, or any of them, or Seller’s ownership or operation thereof or (b) that has materially affected or will materially affect Seller’s ability to consummate the transactions contemplated by this Agreement and the Transaction Documents and perform its obligations hereunder and thereunder, in each case, excluding matters arising under Environmental Laws or relating to Taxes, which are addressed exclusively under Article V, Section 6.20 and Section 6.08, respectively.

Section 6.07Royalties. To Seller’s Knowledge, during the Seller Ownership Period all rentals, royalties and other payments due under the Subject Interests have been paid in all material respects, except those amounts held by Seller or the operator of such Subject Interests in suspense pursuant to applicable Law.  The term “Seller Ownership Period” means, with respect to each Asset, the period beginning on the effective date of Seller’s acquisition of the Asset and ending at the Closing.

Section 6.08Taxes. Except as set forth on Schedule 6.08, (a) all Tax Returns relating to or in connection with Seller’s acquisition, ownership or operation of the Assets required to be filed have been timely filed and all such Tax Returns are correct and complete in all respects, (b) all Taxes based on or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds of production that have become due and payable (whether or not shown on such Tax Returns) have been paid in full prior to becoming delinquent, except for such Taxes that are being contested in good faith and are set forth in Schedule 6.08,

(c) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of Seller relating to Seller’s acquisition, ownership or operation of the Assets, (d) there are no administrative or judicial proceedings pending or threatened in writing against the Assets or against Seller relating to or in connection with the Assets by any Governmental Authority with respect to Taxes, (e) there are no liens on any of the Assets that arose in connection with Seller’s failure (or alleged failure) to pay any Tax, other than Permitted Encumbrances, (f) all Tax withholding and deposit requirements imposed by applicable Law with respect to any of the Assets have been satisfied in all material respects, (g) Buyer will not be liable as a successor or transferee for any unpaid Taxes as a result of purchasing the Assets, and (h) none of the Assets is held by or is subject to any arrangement between Seller and any other Persons, whether owning undivided interests therein or otherwise, that is treated as or constitutes a partnership for federal or state income Tax purposes, and in the case of any such Asset that is scheduled on Schedule 6.08(h), the partnership has in effect a valid election under Section 754 of the Code.  Seller is a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii).  For U.S. tax purposes (including Section 1445), Resolute Parent will be the transferor of the property and not the Seller.  Resolute Parent is neither (i) a “foreign person” within the meaning of Section 1445 of the Code, or (ii) an entity disregarded as separate from any other Person within the meaning of Section 301.7701-3(a) of the regulations promulgated by the United States Department of Treasury pursuant to and in respect of provisions of the Code.

Section 6.09Contracts.

(a)All Contracts material to the ownership or operation of the Assets are described on Exhibit A-1, A-2, A-3 and C (such Contracts, the “Material Contracts”).  Such Material Contracts so described in such Exhibits include all of the following types of Contracts applicable to the Assets:

(i)any Contract that can reasonably be expected to result in aggregate payments by Seller of more than $100,000 during the current or any subsequent fiscal year or $100,000 in the aggregate over the term of such Contract (in each case, based solely on the terms thereof and current quantities, if applicable, without regard to any expected increase in quantities or revenues);

(ii)any Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $100,000 during the current or any subsequent fiscal year or $100,000 in the aggregate over the term of such Contract (in each case, based solely on the terms thereof and current quantities, if applicable, without regard to any expected increase in quantities or revenues);

(iii)any Hydrocarbon purchase and sale, gathering, transportation, processing or similar Contract unless terminable by either party without penalty on 30 days or less notice;

(iv)any Contract that is an indenture, mortgage, loan, credit or sale-leaseback or guaranty of any obligation that will be binding on Buyer after the Closing or cause any adjustment to the Purchase Price with respect to the period of time from and after the Effective Time;

(v)any Contract that constitutes a lease under which Seller is the lessor or the lessee of real (other than the Leases), personal or movable property which lease (A) cannot be terminated by Seller without penalty upon 30 days or less notice, and (B) involves an annual base rental of more than $100,000;

(vi)any Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller conducts business, including area of mutual interest Contracts;

(vii)any Contract with any Affiliate of Seller which (i) will be binding on Buyer after the Closing Date or (ii) cause any adjustment to the Purchase Price with respect to the period of time from and after the Effective Time;

(viii)any Contract that contains a call on production;

(ix)any Contract where the primary purpose thereof was to indemnify another Person that will be binding on Buyer after the Closing;

(x)any Contract that constitutes a pending purchase and sale agreement, farmout agreement, exploration agreement, participation agreement or other Contract providing for the purchase, sale or earning of any material asset;

(xi)any Contract that constitutes a partnership agreement, joint venture agreement or similar Contract;

(xii)any Contract that constitutes a joint operating agreement, pooling, communitizing or unitizing agreement or order; and

(xiii)any Contract that is a seismic or other geophysical acquisition agreement or license that will be binding on Buyer after the Closing.

(b)Copies of all such Material Contracts (and any amendments thereto) have been made available by Seller to Buyer prior to the Execution Date.

(c)All Material Contracts (i) are in full force and effect, and (ii) Seller is not (and has not been claimed in writing to be) in default or otherwise in breach with respect to any of its material obligations under any of such Material Contracts and, to Seller’s Knowledge, no other Person is in default or otherwise in breach with respect to such Person’s material obligations under such Material Contracts.  Except for such matters that would not reasonably be expected to have a Material Adverse Effect, no event has occurred that with notice or lapse of time or both would constitute any default under any such Material Contract by Seller or, to Seller’s Knowledge, by any other Person who is a party to such Material Contract.

Section 6.10Governmental Authorizations. Seller has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions,

variances, waivers, authorizations, certificates, consents, rights, privileges and applications for any of them (the “Governmental Authorizations”) that are presently necessary or required by Seller for its ownership or operation of the Assets as currently owned or operated by it (excluding matters arising under Environmental Laws or relating to Taxes, which are addressed exclusively under Article V, Section 6.20 and Section 6.08, respectively).

Section 6.11No Violations of Laws. Except as set forth on Schedule 6.11, (i) Seller has not violated in any material respect any applicable Law with respect to the ownership or operation of the Assets, and (ii) Seller has not received, nor has Knowledge of, any written notice from any Governmental Authority alleging a violation of any Laws relating to the Assets.  To Seller’s Knowledge, no third party operator has violated in any material respect any applicable Law relating to the operation of the Assets by such operator.  This Section 6.11 shall not be deemed to include any matters arising under Environmental Laws or relating to Taxes, which are addressed exclusively under Article V, Section 6.20 and Section 6.08, respectively.

Section 6.12No Prepayments. There have been no advance, take or pay or other prepayments received by Seller with respect to its interest in the Assets that would obligate Seller or Buyer to deliver Hydrocarbon production from the Assets after the Effective Time without receiving full payment.

Section 6.13AFEs. With respect to the joint, unit or other operating agreements or operations relating to the Assets, except as set forth in Schedule 6.13, there are no outstanding calls or payments in excess of $100,000 (net to Seller’s interest) under authorities for expenditures for payments relating to the Assets which are due or which Seller has committed to make which have not been made or that relate to the period from and after the Effective Time.

Section 6.14Suspense Revenues. Except as set forth in Schedule 6.14, Seller does not hold (in escrow or otherwise) any third-Person funds in suspense with respect to production of Hydrocarbons from any of the Assets.  All funds described in Schedule 6.14 are being held in suspense in material compliance with applicable Law and Contracts.

Section 6.15Consents; Preferential Purchase Rights. Except for Customary Post-Closing Consents and those consents set forth on Schedule 6.15, there are no consents that are applicable to the transfer of the Assets in connection with this Agreement or the transactions contemplated hereby.  There are no PPRs applicable to the transfer of the Assets in connection with this Agreement or the transactions contemplated hereby.

Section 6.16Rights to Production. Except as set forth in Schedule 6.16, except with respect to imbalances, no Person has any call upon, right to purchase, option to purchase or similar rights with respect to any portion of the Hydrocarbons produced from the Assets from and after the Effective Time that is not terminable upon thirty (30) days (or less) notice.

Section 6.17Wells. There are no Wells included in the Assets in respect of which Seller or any of its Affiliates (or to Seller’s Knowledge, any Third Party operator) has received an unresolved order from any Governmental Authority requiring that such wells be plugged and abandoned.  All plugged and abandoned wells that have been plugged and abandoned by Seller (or, to Seller’s Knowledge, any Third Party operator) have been plugged and abandoned in compliance in all material respects with applicable Laws.  All Wells included in the Assets that have been drilled and completed by Seller (or to Seller’s Knowledge, by any Third Party operator) have been drilled and completed within the limits permitted by all applicable Leases and pooling or unit agreements or orders.  Schedule 6.17 sets forth all shut-in, temporarily abandoned or other inactive Wells located on the lands covered by the Subject Interests or on lands with which the Subject Interests may have been pooled, communitized or unitized.

Section 6.18Payout Status. To Seller’s Knowledge, Schedule 6.18 contains a list of the status of any “payout” balance, as of the date set forth on such Schedule, for the Wells subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

Section 6.19Imbalances. Schedule 6.19 sets forth all well and pipeline imbalances associated with the Assets as of the Effective Time.

Section 6.20Environmental Matters.

(a)With respect to the Assets, Seller has not entered into, or is not subject to, any agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of any Governmental Authority in existence as of the Execution Date based on any Environmental Laws that relate to the future use of any of the Assets and that require any remediation or other change in the present conditions of any of the Assets.

(b)Except as set forth in Schedule 6.20(b), Seller has not received written notice from any Person of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Assets that: (i) interferes with or prevents compliance by Seller or the Assets with any Environmental Law or the terms of any permits, licenses, orders, approvals, variances, waivers, franchises, rights or other authorizations issued pursuant thereto; or (ii) gives rise to or results in any common law or other liability of Seller to any Person which, in the case of either clause (i) or (ii) hereof, would have a Material Adverse Effect.

(c)All material reports (including any tests and analyses) or studies specifically addressing environmental matters, in each case, (i) prepared by a Third Party, (ii) related to Seller’s ownership or operation of the Assets, and (iii) in Seller’s or its Affiliates’ possession, have been made available to Buyer.

(d)Except as set forth in Schedule 6.20(d), to Seller’s Knowledge, no environmental condition exists that would reasonably give rise to any personal injury or death that would constitute an Assumed Environmental Obligation.

Section 6.21Drilling Obligations. Except to the extent of those obligations previously fulfilled by Seller or any of its predecessors, none of the Leases or any Contracts that are included in the Assets contain express provisions obligating Seller to drill any wells on the Assets (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease).

Section 6.22No Material Adverse Change. Except as set forth in Schedule 6.22, since the Effective Time up to the Execution Date, there has been no:

(a)material damage, destruction or loss to the Assets;

(b)Material Adverse Effect; or

(c)action that would have required the consent of Buyer under Section 15.01(a), (c), (e) or (f) had such Sections then been in effect.

Section 6.23Bonds etc.. Schedule 6.23 lists all bonds, letters of credit and other similar credit support instruments maintained by Seller with respect to the Assets, true and complete copies of which have been made available to the Buyer.

Article VII
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that:

Section 7.01Buyer’s Existence. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and is qualified to conduct business and in good standing in the State of Texas.  Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

Section 7.02Legal Power. Buyer has the legal power and right to enter into and perform this Agreement and the Transaction Documents to which it is a party.  The consummation of the transactions contemplated by this Agreement and the Transaction Documents will not violate or be in conflict with:

(i)any provision of Buyer’s organizational or other governing documents;

(ii)any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

(iii)any judgment, order, ruling or decree applicable to Buyer as a party in interest or any Law applicable to Buyer.

Section 7.03Execution. The execution, delivery and performance of this Agreement has been, and the Transaction Documents to which it is a party will be, duly and validly authorized by the requisite limited liability action, as applicable, on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer(and all Transaction Documents this Agreement requires be executed and delivered by Buyer at Closing will be duly executed and delivered by Buyer) and this Agreement constitutes (assuming due authorization, execution and delivery by Seller), and at the Closing the Transaction Documents to which Buyer is a party will constitute (assuming due authorization, execution and delivery by Seller, if Seller is a party thereto), the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 7.04Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any Affiliate of Buyer for which Seller or any Affiliate of Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 7.05Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer.

Section 7.06Proceedings. There is no suit, action, claim, investigation or inquiry by any Person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding (in each case) that is pending or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer that has materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated by this Agreement and the Transaction Documents and perform its obligations hereunder and thereunder.

Section 7.07Qualifications. Buyer is now, and after the Closing shall continue to be, qualified with all applicable Governmental Authorities to own and operate the operated Assets and has, and shall maintain, all necessary bonds to own and operate the operated Assets.

Section 7.08Investment. Buyer is an “accredited investor,” as that term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution in violation of the Securities Act of 1933, as amended, and the rules and regulations under that statute, any applicable state blue sky Laws or any other applicable securities Laws.  Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities and could not be transferred without registration under applicable state and federal securities Laws or the availability of an exemption from such registration.

Section 7.09Funds. Buyer has arranged to have available by the Closing Date sufficient funds to enable Buyer to pay in full the Purchase Price as provided in this Agreement and otherwise to perform its obligations under this Agreement.

Section 7.10Independent Investigation. Buyer is an experienced and knowledgeable investor in the oil, gas and mineral resources industry.  Without limiting Buyer’s rights under this Agreement, prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and their value.  Buyer is knowledgeable of the usual and customary practices of producers such as Seller, including reliance on the advice of experts (e.g., reservoir and facility engineers, attorneys, tax advisors, accountants, valuation specialists and environmental consultants), and it has had (or will have prior to the Closing, subject to Seller’s compliance with its obligations hereunder) access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated by this Agreement, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets, upon the representations and warranties in Article VI and in the certificate delivered by Seller pursuant to Section 12.05(h) and upon the covenants of Seller in this Agreement, and not on any other representations, warranties or covenants of Seller or any other Person or entity.

Article VIII

Tax-Deferred Exchange

Section 8.01Election. At or before the Closing, Seller may elect, by notice to Buyer, to effect a tax-deferred exchange, pursuant to section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), of those Assets it owns and is transferring for other qualifying properties in accordance with this Article VIII; provided, however, that notwithstanding anything to the contrary in this Article VIII, under no circumstances shall the consummation of the transactions contemplated by this Agreement be delayed, directly or indirectly, as a result of any such tax-deferred exchange.

Section 8.02Qualified Intermediary. If Seller makes a tax-deferred exchange election under this Article VIII, Seller may elect, by notice to Buyer delivered before the Closing Date, to assign any of its rights with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith (the “1031 Assets”) to a qualified intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(v)) to accomplish this transaction, in whole or in part, in a manner that will comply with the requirements of a tax-deferred exchange.  Buyer hereby (a) consents to Seller’s assignment of its rights in this Agreement with respect to the 1031 Assets and (b) if such an assignment is made, agrees to pay all or a portion of the Purchase Price, as applicable, at the Closing as directed in writing by Seller.  Seller acknowledges and agrees that a whole or partial assignment of this Agreement to a qualified intermediary shall not release it from any of its respective liabilities and obligations to Buyer (including indemnity obligations) or expand any liabilities or obligations of Buyer under this Agreement.  Buyer, by its consent to such like-kind exchange, shall not be responsible in any way for Seller’s compliance with the laws and regulations applicable to such like-kind exchange.

Section 8.03Additional Costs. If Seller makes a tax-deferred exchange election under this Article VIII, Buyer shall not be required to incur any additional cost, liability or obligation.

Section 8.04Indemnification. If Seller makes a tax-deferred exchange election, it shall release, indemnify, defend and hold harmless Buyer Indemnitees from any Losses related to such election.

Article IX

Seller’s Conditions to Close

The obligations of Seller to consummate the transaction provided for in this Agreement are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 9.01Representations. (a) All of the representations and warranties set forth in Section 7.01 (Buyer’s Existence), Section 7.02 (Legal Power), Section 7.03 (Execution), and Section 7.04 (Brokers) shall be true and correct in all respects in accordance with their terms at and as of Closing, as if such representations and warranties were remade at and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date) and (b) all other representations and warranties of Buyer contained in this Agreement shall be true and correct in accordance with their terms at and as of the Closing, as if such representations and warranties were remade at and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), except in the case of this Section 9.01(b) where the failure to be so true and correct (without giving effect to any limitation or qualification as to materiality or “Material Adverse Effect”), individually or in the aggregate, has not had and could not reasonably be expected to materially delay or have an adverse effect on the Buyer’s ability to consummate the transaction contemplated by this Agreement.

Section 9.02Performance. Buyer shall have performed in all material respects all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 9.03Pending Matters. No suit, action or other proceeding shall be pending or threatened by any Third Party that (a) seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement or (b) seeks substantial damages in connection with the transactions contemplated hereby and has a reasonable likelihood of success.

Section 9.04Title Defects and Environmental Defects. The sum of (i) the aggregate amount of the Purchase Price Adjustments (as determined by Buyer in accordance with Article IV in good faith) with respect to Title Defect Values attributable to all uncured Title Defects (net of the aggregate amount of the Purchase Price Adjustments for all Title Benefits) determined in accordance with Article IV, plus (ii) the aggregate amount of the Purchase Price Adjustments (determined by Buyer in accordance with Article V in good faith) with respect to Environmental Defect Values attributable to all uncured Environmental Defects determined in accordance with Article V, plus (iii) the aggregate amount of the Purchase Price Adjustments with respect to Casualty Losses as determined pursuant to Section 15.04(c) plus (iv) the aggregate amount of the Purchase Price Adjustments with respect to Assets excluded from the Assets to be conveyed to Buyer at Closing as determined pursuant to Section 4.08(b) plus (v) the aggregate amount of the Purchase Price Adjustments with respect to Assets excluded from the Assets to be conveyed to

Buyer at Closing as a result of any unwaived, unexpired PPR as determined pursuant to Section 4.07(b), does not exceed twenty percent (20%) of the Unadjusted Purchase Price.

Article X

Buyer’s Conditions to Close

The obligations of Buyer to consummate the transaction provided for in this Agreement are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 10.01Representations. (a) All of the Fundamental Representations of Seller shall be true and correct in all respects in accordance with their terms at and as of the Execution Date and at and as of Closing as if such representations and warranties were remade at and as of the Closing (except, in each case, to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date)  and (b) all other representations and warranties of Seller contained in this Agreement shall be true and correct in accordance with their terms at and as of the Execution Date and at and as of the Closing as if such representations and warranties were remade at and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), except in the case of this Section 10.01(b) where the failure to be so true and correct (without giving effect to any limitation or qualification as to materiality or “Material Adverse Effect”),  individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

Section 10.02Performance. Seller shall have performed in all material respects all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 10.03Pending Matters. No suit, action or other proceeding shall be pending or threatened by any Third Party that (a) seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement or (b) seeks substantial damages in connection with the transactions contemplated hereby and has a reasonable likelihood of success.

Section 10.04Title Defects and Environmental Defects. The sum of (i) the aggregate amount of the Purchase Price Adjustments (as determined by Buyer in accordance with Article IV in good faith) with respect to Title Defect Values attributable to all uncured Title Defects (net of the aggregate amount of the Purchase Price Adjustments for all Title Benefits) determined in accordance with Article IV, plus (ii) the aggregate amount of the Purchase Price Adjustments (determined by Buyer in accordance with Article V in good faith) with respect to Environmental Defect Values attributable to all uncured Environmental Defects determined in accordance with Article V, plus (iii) the aggregate amount of the Purchase Price Adjustments with respect to Casualty Losses as determined pursuant to Section 15.04(c) plus (iv) the aggregate amount of the Purchase Price Adjustments with respect to Assets excluded from the Assets to be conveyed to Buyer at Closing as determined pursuant to Section 4.08(b) plus (v) the aggregate amount of the Purchase Price Adjustments with respect to Assets excluded from the Assets to be conveyed to

Buyer at Closing as a result of any unwaived, unexpired PPR as determined pursuant to Section 4.07(b), does not exceed twenty percent (20%) of the Unadjusted Purchase Price.

Article XI

Purchase Price Allocation and Tax Matters

Section 11.01Purchase Price Allocation.

(a)The Unadjusted Purchase Price has been allocated among the Assets by Buyer as set forth in Exhibit B.  Buyer represents that the Allocated Values constitute reasonable and good faith allocations of the Unadjusted Purchase Price among the Assets.  Seller and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Unadjusted Purchase Price pursuant to this Agreement.

(b)Buyer and Seller acknowledge that, under Section 1060 of the Code (and any similar provision of state, local or foreign law, as appropriate), Buyer and Seller must report information regarding the allocation of the Unadjusted Purchase Price (as adjusted by the Purchase Price Adjustments and plus Assumed Obligations, to the extent properly taken into account under the Code) to the United States Secretary of Treasury by attaching Department of Treasury, Internal Revenue Service, Form 8594 to their federal income Tax Returns for the Tax period which includes the Closing Date.  Prior to the Closing, Buyer and Seller will mutually agree regarding the allocation of the Purchase Price (plus Assumed Obligations, to the extent properly taken into account under the Code) (the “Allocation Schedule”) and shall prepare their respective Forms 8594 with respect to the transactions contemplated by this Agreement in a manner consistent with the Allocation Schedule.  The Allocation Schedule shall be delivered by Seller to Buyer no fewer than 10 days prior to the Closing for Buyer’s approval.  Seller and Buyer shall work in good faith to resolve any disputes relating to the Allocation Schedule within 5 days.  If Seller and Buyer are unable to resolve any such dispute, such dispute shall be resolved promptly by a nationally recognized accounting firm acceptable to Buyer and Seller, the costs of which shall be borne by equally.  The Allocation Schedule shall be prepared consistent with the Allocated Values set forth in Exhibit B and shall be revised to take into account the Purchase Price Adjustments (including pursuant to Section 11.04(b)) consistent with the provisions set forth in this Section 11.01.  Neither Buyer nor Seller shall take any position inconsistent with the Allocation Schedule, on any income Tax Return or otherwise, unless required to do so by applicable Law or a “determination,” within the meaning of Section 1313(a)(1) of the Code; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of such allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such allocation.

Section 11.02Transfer Taxes. Buyer shall be responsible for the timely payment of, and shall indemnify, defend and hold harmless Seller (and its members, managers, officers, employees and agents) from and against, all Transfer Taxes, if any.  Buyer shall prepare and file when due all necessary documentation and Tax Returns with respect to any such Transfer Taxes; provided, however, that Seller shall cooperate with Buyer and take any action reasonably requested by Buyer that does not cause Seller to incur any cost or inconvenience to minimize any such Transfer Taxes.  Any Transfer Taxes imposed on or paid by Seller shall be promptly reimbursed to Seller by Buyer upon written demand therefor.  For purposes of this Agreement, the term “Transfer Taxes” means any and all Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges arising out of or in connection with the transactions contemplated by this Agreement, including any and all professional costs associated with them and the preparation and filing of their Tax Returns.

Section 11.03Severance and Property Taxes. For purposes of this Agreement,

(a)Taxes that are attributable to the severance or production of Hydrocarbons, including severance, production, and excise Taxes, and utility fees based on volumes of hydrocarbons gathered, or that are imposed on a transactional basis (together, “Severance Taxes”), shall be deemed attributable to the period during which the production of the Hydrocarbons or the transaction with respect to such Taxes occurred, as applicable, and liability therefor shall be shall be apportioned between Seller and Buyer as of the Effective Time as if the Tax period ended immediately prior to the Effective Time, with the portion of Severance Taxes attributable to the period ending immediately prior to the Effective Time being allocated to Seller, and the portion of the Severance Taxes attributable to the period beginning on the Effective Time being allocated to Buyer, in each case without duplicating any adjustment to the Purchase Price required by Section 12.02.  Seller shall, in accordance with applicable laws and regulations, pay or withhold or cause to be paid or withheld all such Taxes that have accrued with respect to production prior to Closing and shall file all statements, returns, and documents incident thereto.  Buyer shall pay or cause to be paid all such Taxes that accrue with respect to production from Closing onward and shall file all statements, returns, and documents incident thereto.   If any Severance Taxes allocated to Buyer pursuant to this Section 11.03(a) are actually paid by Seller, then, after Closing, and to the extent such Severance Taxes are not taken into account in Section 12.02, and upon written request by Seller, Buyer shall, within fifteen (15) Business Days of such request, make a payment to Seller of the amount of any Severance Taxes paid by Seller but allocated to Buyer pursuant to this Section 11.03(a). If any Severance Taxes allocated to Seller pursuant to this Section 11.03(a) are actually paid by Buyer, then, after Closing, and to the extent such Severance Taxes are not taken into account in Section 12.02, and upon written request by Buyer, Seller shall, within fifteen (15) Business Days of such request, make a payment to Buyer of the amount of any Severance Taxes paid by Buyer but allocated to Seller pursuant to this Section 11.03(a).  For Tax periods in which the Effective Time occurs, Seller agrees to forward to Buyer copies of any Severance Tax reports and returns received by Seller after Closing and to provide Buyer with any information Seller has that is necessary for Buyer to file any required Production Tax reports and returns related to the Assets, which Severance Tax returns and reports Buyer agrees to file.

(b)All ad valorem, property, and similar Taxes (“Property Taxes”) with respect to the Assets assessed with respect to a period which begins before, and ends after, the Effective Time (including such Taxes levied for the 2015 Tax year) shall be prorated based on the number of days in such period through the day in which the Effective Time occurs and the number of days in such period that occur after such day, with the portion of the Property Taxes attributable to the period ending on the day in which the Effective Time occurs being allocated to

Seller, and the portion of the Property Taxes attributable to the period beginning on the day after the day in which the Effective Time occurs being allocated to Buyer, in each case without duplicating any adjustment to the Purchase Price required by Section 12.02.  Property Taxes with respect to the Assets levied with respect to any period which begins after the Effective Time, including such Taxes levied for the 2016 Tax year, shall be a liability allocated to Buyer.  Seller shall pay or cause to be paid all Property Taxes levied with respect to the 2015 Tax year and shall file all statements, returns, and documents incident thereto, If any Property Taxes allocated to Buyer pursuant to this Section 11.03(b) are actually paid by Seller, then, after Closing, and to the extent such Property Taxes are not taken into account in Section 12.02, and upon written request by Seller, Buyer shall, within fifteen (15) Business Days of such request, make a payment to Seller of the amount of any Property Taxes paid by Seller but allocated to Buyer pursuant to this Section 11.03(b). If any Property Taxes allocated to Seller pursuant to this Section 11.03(b) are actually paid by Buyer, then, after Closing, and to the extent such Property Taxes are not taken into account in Section 12.02, and upon written request by Buyer, Seller shall, within fifteen (15) Business Days of such request, make a payment to Buyer of the amount of any Property Taxes paid by Buyer but allocated to Seller pursuant to this Section 11.03(b). For the avoidance of doubt, “such Taxes levied for the 2015 tax year” means the Taxes levied in 2015 that are computed by reference to the assessed valuation that is determined based on the price data related to production in 2014, and “such Taxes levied for the 2016 calendar year” means the Taxes levied in 2016 that are computed by reference to the assessed valuation that is determined based on the price data related to production in 2015.

Section 11.04Post-Closing Tax Matters.

(a)After Closing, each of Buyer and Seller shall:

(i)reasonably cooperate and assist the other (A) in preparing any Tax Return relating to any Tax imposed with respect to the Assets or the transactions contemplated by this Agreement, and (B) in qualifying for any exemption or reduction in Tax that may be available with respect to the Assets or the transactions contemplated by this Agreement;

(ii)reasonably cooperate in preparing for any audits, examinations or other Tax proceedings by, or disputes with, taxing authorities regarding any Tax with respect to the Assets or the transactions contemplated by this Agreement;

(iii)make available to the other, and to any taxing authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed with respect to the Assets or the transactions contemplated by this Agreement; and

(iv)provide timely notice to the other in writing of any pending or threatened Tax audit, examination, or assessment that could reasonably be expected to affect the other’s Tax liability under applicable Law or this Agreement (a “Tax Controversy”), and to promptly furnish the other with copies of all correspondence with respect to any Tax Controversy; and allow the other to participate, at its own expense, in any Tax Controversy, and not settle any Tax Controversy without the prior written consent of the other, which may not be unreasonably withheld, conditioned, or delayed.

(b)Any payments made to any party pursuant to Section 4.05(b), Section 5.04(a), Section 8.04, this Article XI or Article XVI shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by Law.

Article XII

The Closing

Section 12.01Time and Place of the Closing. If the conditions referred to in Article IX and Article X of this Agreement have been satisfied or waived in writing, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller, whose address is 1700 Lincoln Street, Suite 2800, Denver, Colorado 80203, or at such other place mutually agreed by the Parties, on December 22, 2015 (the “Scheduled Closing Date”), at 9:00 a.m. local time in Denver, Colorado, or if the conditions referred to in Article IX and Article X of this Agreement have not been satisfied or waived in writing by such date, then one (1) Business Day after such conditions have been satisfied or waived (the “Closing Date”).

Section 12.02Adjustments to Purchase Price at the Closing.

(a) At the Closing, the Purchase Price shall be increased by the following amounts (without duplication):

(i)an amount equal to any prepaid costs, including rentals and insurance premiums, to the extent that Buyer will receive the benefits of such prepaid costs and insofar as such prepaid costs relate to periods of time after the Effective Time;

(ii)an amount equal to all Property Expenses incurred and previously paid by Seller (and not reimbursed by Buyer) that are attributable to the period of time from and after the Effective Time;

(iii)the value of all merchantable Hydrocarbons produced prior to the Effective Time but in storage upstream of the applicable sales meter as of the Effective Time, such value to be the contract price in effect as of the Effective Time (or if there is no contract price, then the posted price in the field in which such Hydrocarbons were produced or if no such posted price exists for such Hydrocarbons, the average market price posted in the area for such Hydrocarbons in each case for Hydrocarbons of similar quality and grade in effect as of the Effective Time), less all applicable royalties, Taxes, expenses, fees, gravity adjustments and transportation expenses necessary to market such production;

(iv)all proceeds actually paid to Buyer from sales of Hydrocarbons that are produced and saved prior to the Effective Time and any other revenues paid to Buyer that arise out of the ownership or operation of the Assets prior to the Effective Time;

(v)an amount equal to all Severance Taxes and Property Taxes that are incurred and paid by Seller in connection with the ownership or operation of the Assets from and after the Effective Time under the principles of Section 11.03; and

(vi)any other amounts provided for in this Agreement or agreed by Buyer and Seller.

(b) At the Closing, the Purchase Price shall be decreased by the following amounts (without duplication):

(i)an amount equal to all unpaid Property Taxes and Severance Taxes based upon or measured by the ownership of the Assets insofar as such unpaid Taxes relate to periods of time prior to the Effective Time under the principles of Section 11.03;

(ii)all proceeds actually paid to Seller from sales of Hydrocarbons (A) that are produced and saved from and after the Effective Time and any other cash receipts of Seller arising out of the ownership or operation of the Assets from and after the Effective Time and (B) contained in storage upstream of the applicable sales meter as of the Effective Time, for which an upward adjustment was made to the Unadjusted Purchase Price pursuant to Section 12.02(a)(iii);

(iii)an amount equal to all Property Expenses incurred and previously paid by Buyer (and not reimbursed by Seller) that are attributable to the Assets and attributable to the period of time prior to the Effective Time;

(iv)the Allocated Value of any Subject Interest covered by an exercised or unexpired, unwaived PPR pursuant to Section 4.07(b);

(v)the Allocated Value of any Subject Interest excluded pursuant to Section 4.08(b);

(vi)the Allocated Value of any Subject Interest for which Buyer has elected to exclude such Subject Interest pursuant to Section 5.01(a);

(vii)all reductions in the Purchase Price for Title Defects provided in Article IV (net of Title Benefits pursuant to Section 4.09) and for Environmental Defects provided in Article V;

(viii)if applicable, the amount set forth in Section 15.04(c);

(ix)an amount equal to all cash in, or attributable to, suspense accounts relative to the Assets for which Buyer has assumed responsibility under Section 16.02 and the overpayments set forth on Schedule 6.14 that are actually collected; and

(x)any other amount provided for in this Agreement or agreed by Buyer and Seller.

(c)The adjustments described in Section 12.02(a) and Section 12.02(b) above are referred to as the “Purchase Price Adjustments.”  To the extent that the amount of any Purchase Price Adjustment is not determinable with certainty by Seller prior to the Closing, the amount of such Purchase Price Adjustment shall be determined by Seller based upon Seller’s good faith estimate using accrual basis accounting principles in accordance with GAAP.

Section 12.03Closing Statement. Not later than the fifth Business Day prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”) using the best information available to Seller at the time and taking into account accruals with respect to amounts not actually received or paid as of the date of the Closing Statement, which will set forth (a) an estimate of the Purchase Price Adjustments, and (b) a credit for the Deposit as described in Section 3.02(b).  At the Closing, Buyer shall pay the Purchase Price as so estimated to Seller in immediately available federal funds, as adjusted by the Purchase Price Adjustments and the credit for the Deposit reflected on the Closing Statement.

Section 12.04Revenues and Expenses.

(a)For purposes of determining the amount of the adjustments to the Unadjusted  Purchase Price provided for in Section 12.02, the principles set forth in this Section 12.04 shall apply. Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible (by payment, through the adjustments to the Unadjusted Purchase Price hereunder or otherwise) for all Property Expenses, in each case attributable to the Assets for the period of time prior to the Effective Time.  Except as expressly provided otherwise in this Agreement, Buyer shall be entitled to its rights of ownership (including right to production, proceeds of production, and other proceeds), and shall be responsible (by payment, through the adjustments to the Unadjusted Purchase Price hereunder or otherwise) for Property Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time.  All Property Expenses attributable to the Assets, in each case that are:  (i) incurred with respect to operations conducted or production produced prior to the Effective Time shall be paid by or allocated to Seller and (ii) incurred with respect to operations conducted or production produced from and after the Effective Time shall be paid by or allocated to Buyer. Such amounts that are received or paid during the Interim Period shall be accounted for in the Closing Statement or Final Statement as applicable.  Such amounts that are received or paid after Closing but prior to the date of the payment under the Final Statement shall be accounted for in the Final Statement.

(b)If, after the Parties’ agreement upon the Purchase Price as adjusted by the Purchase Price Adjustments as reflected in the Closing Statement and the Final Statement, (i) any Party receives monies belonging to the other, including proceeds of production, then such amount shall, within five (5) Business Days after the end of the month in which such amounts were received, be paid over to the proper Party, (ii) any Party pays monies for Property Expenses which are the obligation of the other Party hereto, then such other Party shall, within five (5) Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party which paid such Property Expenses, (iii) a Party receives an invoice of an expense or obligation which is owed by the other Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iv) an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee.

Section 12.05Actions of Seller at the Closing. At the Closing, the following documents shall be delivered and the following actions shall be taken by Seller and the documents and actions set forth in Section 12.06 shall be delivered and taken by Buyer, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)execute, acknowledge and deliver to Buyer the Assignment, in sufficient counterparts for filing in each appropriate county, and such other instruments (in form and substance agreed by Buyer and Seller) as may be reasonably necessary to convey the Assets to Buyer (or to a wholly owned subsidiary of Buyer designated by Buyer no later than one (1) Business Day prior to Closing), including appropriate state and federal assignments of record title and operating rights;

(b)upon request of Buyer, execute and deliver to Buyer letters in lieu of transfer or division orders directing all purchasers of Hydrocarbon production from the Subject Interests to make payment of proceeds attributable to such production to Buyer from and after the Effective Time;

(c)execute and deliver to Buyer an acknowledgment of the Closing Statement;

(d)deliver to Buyer (or to a wholly owned subsidiary of Buyer designated by Buyer no later than one (1) Business Day prior to Closing) possession of the Assets;

(e)deliver to Buyer a certificate under Section 1445(b)(2) of the Code executed by Resolute Parent, providing that Resolute Parent is neither a disregarded entity nor a foreign person within the meaning of the Code and the Treasury Regulations promulgated thereunder;

(f)execute and deliver to Buyer appropriate change of operator forms on any Assets operated by Seller or its Affiliates;

(g)deliver to Buyer recorded or recordable releases of all mortgage liens, security interests and financing statements granted by Seller that encumber the Assets reasonably satisfactory to Buyer, if any;

(h)deliver to Buyer a Closing Certificate dated as of the Closing Date, executed by an executive officer of Seller, certifying that all of the conditions set forth in Section 10.01 and Section 10.02 have been satisfied

(i)execute and deliver to Buyer a Transition Services Agreement;

(j)execute and deliver to Buyer and Escrow Agent a joint instruction letter directing the Escrow Agent to deliver the Deposit to Seller; and

(k)execute, acknowledge and deliver any other agreements provided for in this Agreement or necessary or desirable to effectuate the transactions contemplated by this Agreement as may be reasonably requested by Buyer.

Section 12.06Actions of Buyer at the Closing. At the Closing, the following documents shall be delivered and the following actions shall be taken by Buyer and the documents and actions set forth in Section 12.05 shall be delivered and taken by Seller, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)deliver to Seller the Purchase Price in immediately available federal funds (with the adjustments and credits provided in Section 12.03) by wire transfer to accounts designated by notice to Buyer from Seller on or before the second Business Day before the Closing;

(b)execute and deliver to Seller an acknowledgment of the Closing Statement;

(c)deliver to Seller evidence of Buyer’s compliance with the requirements of Section 7.07;

(d)deliver to Seller a Closing Certificate dated as of the Closing Date, executed by an executive officer of Buyer, certifying that all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied;

(e)take possession of the Assets

(f)execute and deliver to Seller a Transition Services Agreement;

(g)execute and deliver to Seller and Escrow Agent a joint instruction letter directing the Escrow Agent to deliver the Deposit to Seller; and

(h)execute, acknowledge and deliver the Assignment and any other agreements provided for in this Agreement or necessary or desirable to effectuate the transactions contemplated by this Agreement.

Section 12.07Tax Withholdings. Each of Buyer and the Qualified Intermediary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as each of Buyer and the Qualified Intermediary is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.  For the avoidance of doubt, if Seller has provided the certificate described in Section 12.05(e), and Buyer is otherwise entitled to rely on such certificate under Treasury Regulations § 1.1445-2, Buyer shall not deduct or withhold any amount under Section 1445 of the Code with respect to any payment to Seller.

Article XIII

Termination

Section 13.01Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a)by written consent of Buyer and Seller;

(b)by Seller, if the conditions set forth in Article IX (other than the conditions set forth in Sections 9.03 or 9.04) have not been satisfied or waived by Seller by the Scheduled Closing Date;

(c)by Buyer, if the conditions set forth in Article X (other than the conditions set forth in Sections 10.03 or 10.04) have not been satisfied or waived by Buyer by the Scheduled Closing Date; or

(d)by either Party delivering written notice to the other Party if any of the conditions set forth in Section 9.03, 9.04, 10.03 or 10.04 are not satisfied or waived by the applicable Party on or before the Outside Date;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c) or (d) above if that Party is at the time in material breach of any provision of this Agreement.

Section 13.02Effect of Termination. If the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 13.01, then except as provided in Sections 13.03, 13.04 and 13.05, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement, except that a Party shall continue to be liable for any breach of this Agreement for any liability that has accrued prior to the date of termination or results from any event occurring prior to termination.

Section 13.03Remedies.

(a)If this Agreement is terminated by Seller as provided in Section 13.01(b), then Seller shall be entitled to the Deposit as liquidated damages on account of such termination (and the Parties, promptly but in any event within five (5) Business Days, shall give joint written instructions to the Escrow Agent to deliver the Deposit to Seller), which remedy upon such a termination by Seller shall be the sole and exclusive remedy available to Seller notwithstanding anything herein to the contrary, including with respect to a breach of this Agreement.  Buyer and Seller acknowledge and agree that (i) Seller’s actual damages upon such a termination are difficult to ascertain with any certainty, (ii) that the Deposit is a reasonable estimate of such actual damages and (iii) such liquidated damages do not constitute a penalty.  Thereafter, Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement or claim by Buyer hereunder with respect to an interest in the Assets.

(b)If Buyer has the right to terminate this Agreement pursuant to Section 13.01(c), then Buyer, at its sole option, may either (i) terminate this Agreement, receive a return of the Deposit (and the Parties, promptly but in any event within five (5) Business Days, shall give joint written instructions to the Escrow Agent to deliver the Deposit to Buyer) and seek damages from Seller on account of such termination, as its sole and exclusive remedies; or (ii) pursue the remedy of specific performance of this Agreement.

(c)If this Agreement is terminated as provided in Sections 13.01(a) or (d) then promptly but in any event within five (5) Business Days after termination the Parties shall give joint written instructions to the Escrow Agent to the deliver the Deposit to Buyer.

Section 13.04Return of Documents and Confidentiality. On termination of this Agreement, with five (5) Business Days, Buyer shall return to Seller or destroy all title, engineering and other data, reports, maps and other information furnished by Seller or any Affiliates or Advisors of Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, together with all copies of the foregoing, and an officer of Buyer shall certify same to Seller in writing.

Section 13.05Damages. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be entitled to receive any punitive, indirect or consequential damages unless they are a part of a Third-Party claim for which a Party is seeking indemnification under this Agreement, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY.

Article XIV

Post-Closing Obligations

Section 14.01Intentionally Omitted.

Section 14.02Final Accounting Statement.

(a)On or before the ninetieth (90th) day after the Closing Date, Seller shall prepare and deliver to Buyer a revised Closing Statement setting forth a detailed calculation of the actual Purchase Price Adjustments (the “Accounting Statement”).  The Accounting Statement shall include any adjustment or payment which was not finally determined as of the Closing Date and the allocation of revenues and expenses as determined in accordance with Section 12.02.  Seller shall provide Buyer such data and information as Buyer reasonably may request supporting the amounts reflected on the Accounting Statement to permit Buyer to comment on the Accounting Statement.  The Accounting Statement shall become final and binding on the Parties on the 31st day following receipt by Buyer (the “Final Settlement Date”) unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to that date, and upon such Notice of Disagreement, the Accounting Statement will be final and binding with respect to all matters other than those specified in the Notice of Disagreement.  To the extent that Seller has provided all necessary supporting documentation reasonably requested by Buyer with respect to the Accounting Statement, any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted.  If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the Dispute evidenced by the Notice of Disagreement in accordance with Article XVIII.

(b)If the amount of the Purchase Price, as adjusted pursuant to this Agreement, as set forth on the Final Statement exceeds the amount of the Purchase Price, as adjusted pursuant to this Agreement, paid at the Closing, then Buyer shall pay to Seller the amount by which the Purchase Price, as adjusted pursuant to this Agreement, as set forth on the Final Statement exceeds the amount of the Purchase Price, as adjusted pursuant to this Agreement, paid at the Closing on or before the third (3rd) Business Day after the Final Settlement Date (or within the third (3rd) Business Day of resolution of the Final Statement by an Independent Expert, if applicable).  If the amount of the Purchase Price, as adjusted pursuant to this Agreement, as set forth on the Final Statement is less than the amount of the Purchase Price, as adjusted pursuant to this Agreement, paid at the Closing, then Seller shall refund to Buyer the amount by which the Purchase Price, as adjusted pursuant to this Agreement, as set forth on the Final Statement is less than the amount of the Purchase Price, as adjusted pursuant to this Agreement, paid at the Closing on or before the third (3rd) Business Day after the Final Settlement Date (or within the third (3rd) Business Day of resolution of the Final Statement by an Independent Expert, if applicable.  For purposes of this Agreement, the term “Final Statement” means (i) the final Accounting Statement as finalized pursuant to Section 14.02(a), or (ii) upon resolution of any Dispute regarding a Notice of Disagreement, the final Accounting Statement reflecting those resolutions.

(c)The Parties agree that any and all payments pursuant to this Agreement shall, to the maximum extent permitted by applicable Law, be treated for all Tax purposes as an adjustment to the Purchase Price.

Section 14.03Records. Seller shall use commercially reasonable efforts to deliver promptly following the Closing (and in no event later than ten (10) Business Days following the Closing Date) the Records that are in the possession of Seller and/or its Affiliates.  Seller shall have the right to retain copies of any of the Records and the rights granted under Section 19.05.

Section 14.04Further Cooperation. After the Closing Date, Seller and Buyer, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other reasonably may request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement.  After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party under this Agreement and to have all expenditures to be made with respect to the Assets be made by the proper Party under this Agreement, in each case, as provided for in Section 12.04.

Section 14.05SEC Filings. From and after the Closing Date until March 31, 2019 (the “Records Period”), Seller shall, and shall cause its Affiliates and their respective officers, directors, managers, employees, agents and representatives to, provide reasonable cooperation to Buyer, its Affiliates and their agents and representatives to assist Buyer and its auditors in obtaining all financial information related to the Assets for the period prior to the Closing Date that is necessary for Buyer to prepare and obtain the audit of any financial statements relating to the Assets to the extent required to be filed (such filings, the “Filings”) by Buyer or its Affiliates with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations thereunder or the

Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.  During the Records Period, Seller agrees to make available to Buyer and its Affiliates and their agents and representatives any and all non-privileged (with respect to Seller) books, records, information and documents that are attributable to the Assets in Seller’s or its Affiliates’ possession or control and access to Seller’s and its Affiliates’ personnel, in each case as reasonably required by Buyer, its Affiliates and their agents and representatives in order to prepare, if required, in connection with the Filings and corresponding financial statements, along with any documentation attributable to the Assets required to complete any audit associated with such financial statements.  During the Records Period, Seller shall, and shall cause its Affiliates to, provide reasonable cooperation to the independent auditors chosen by Buyer (“Buyer’s Auditor”) in connection with any audit by Buyer’s Auditor of any financial statements of Seller or its Affiliates with respect to the Assets that Buyer or any of its Affiliates requires to comply with the requirements of the Securities Act or Exchange Act with respect to any Filings.  During the Records Period, Seller and its Affiliates shall retain all books, records, information and documents in its possession that would reasonably be expected to be necessary in connection with the preparation and audit of financial statements with respect to the Assets as provided in this Section 14.05.  Buyer shall indemnify, defend and reimburse Seller and Seller’s representatives and agents for its reasonable out-of-pocket costs, including fees of any independent auditor, consultants incurred by Seller in complying with the provisions of this Section 14.05.   Buyer shall pay to Seller an hourly rate of $200.00 for all work performed by employees or contractors of Seller or its Affiliates in connection with Seller’s performance of its obligations under this Section 14.05 to the extent such work exceeds thirty (30) hours, in the aggregate.

Section 14.06Confidentiality. If the Closing occurs, Buyer’s and its Affiliates’ obligations under the Confidentiality Agreement will terminate, except with respect to the non-solicitation provisions contained therein.  From and after the Closing, Seller agrees to be bound (and cause its Affiliates to be bound) by the confidentiality terms of the Confidentiality Agreement as the Recipient (as defined in the Confidentiality Agreement) with respect to the Assets (which, notwithstanding anything to the contrary in the Confidentiality Agreement, shall be considered Information (as defined in the Confidentiality Agreement) that was disclosed by Buyer or its Affiliates to Seller pursuant to the terms of the Confidentiality Agreement and was not in already in, or subsequently acquired, by Seller without restriction on disclosure).  Each Party agrees that the other Party shall have the right to enforce the confidentiality terms of the Confidentiality Agreement and this Section 14.06 as if Buyer had been a party to the Confidentiality Agreement from and after the Effective Date (as defined in the Confidentiality Agreement).  Each of Seller’s and Buyer’s (and their respective Affiliates’) obligations pursuant to this Section 14.06 shall survive the Closing (notwithstanding anything to the contrary in such Confidentiality Agreement) for a period of one year after the Closing Date. The Parties acknowledge that, to the extent necessary to conform to the obligations of the Parties under this Section 14.06, the Confidentiality Agreement is hereby amended and that, in the event of any conflict between the Confidentiality Agreement and this Agreement, this Agreement shall control.  Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, Buyer shall be permitted, from and after the Execution Date, to solicit for employment and/or hire any Subject Employee.

Article XV

Operation of the Assets

Section 15.01Operations. From and after the Execution Date until the Closing, except as expressly contemplated by this Agreement, as expressly consented to in writing by Buyer (which consent may not be unreasonably withheld, conditioned or delayed and will be conclusively presumed to have been denied as of 5:00 p.m. Denver time on the third (3rd) Business Day following notice to Buyer requesting the consent unless Buyer has notified Seller that it does consent to such action), or in situations in which emergency action is taken in the face of imminent risk to life, property or the environment, Seller shall:

(a)operate and maintain the Assets operated by Seller as a reasonably prudent operator, in the usual, regular and ordinary manner, and consistent with past practices in material compliance with all Leases;

(b)(i) not terminate any Material Contract, (ii) not enter into an agreement that, if in existence on the date of this Agreement would be a Material Contract, or (iii) not materially amend or change the terms of any Material Contract that would involve individual commitments of more than $100,000 (net to the Working Interest of Seller);

(c)not enter into agreements to drill new wells or to rework, plug back, deepen, plug or abandon any well located on the Subject Interests or Mineral Interests, nor commence any drilling, reworking or completing or other operations on the Subject Interests or Mineral Interests which requires estimated expenditures exceeding $100,000, net to the Working Interest of Seller, for each operation (except for operations required under presently existing authorizations for expenditures described on Schedule 6.13);

(d)unless required by Law or a Governmental Authority, not plug or abandon any well located on the Subject Interests or Mineral Interests other than those set forth on Schedule 15.01(d);

(e)not transfer, sell, mortgage, farmout, hypothecate, pledge or otherwise dispose of any portion of the Assets other than the sale or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Subject Interests or for which replacement equipment has been obtained;

(f)not release, terminate or materially amend any Lease, Mineral Interest, Easement, permit or license;

(g)not voluntarily relinquish its position as operator to any Person other than Buyer with respect to any of the operated Assets;

(h)not make any capital expenditures relating to the Assets that involve individual commitments of more than $100,000, net to the Working Interest of Seller, and submit any requests for capital expenditures relating to the Assets that involve individual commitments of more than $100,000, net to the Working Interest of Seller, to Buyer;

(i)maintain insurance coverage on the Assets in the amounts and of the types presently in force;

(j)not incur any indebtedness or take or fail to take any action that would cause a lien or encumbrance to arise or exist on the Assets or otherwise allow a lien to attach to or encumber the Assets or any thereof (except, in each case, Permitted Encumbrances and where such lien or encumbrance will be discharged at or prior to Closing);

(k)not waive, release, assign, settle or compromise any claim, action or proceeding relating to the Assets or Seller with respect to the Assets, in each case, with a value of more than $100,000;

(l)not grant or create any preferential right to purchase, right of first refusal, preferential purchase right, right of first negotiation, option, or transfer restriction or similar right, obligation, or requirement, with respect to the Assets;

(m)obtain Buyer’s prior written consent prior to voting under any operating, joint venture, partnership or similar agreement;

(n)not (i) make, change or revoke any Tax election; (ii) change an annual accounting period; (iii) adopt or change any accounting method with respect to Taxes; (iv) file any amended Tax Return; (v) enter into any closing agreement; (vi) settle or compromise any Tax claim or assessment; or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes;

(o)to the extent Seller has Knowledge thereof, provide Buyer with written notice of (i) any claims, demands, suits or actions made against Seller which materially affect the Assets; or (ii) any proposal from a Third Party to engage in any material transaction (e.g., a farmout) with respect to the Assets;

(p)make available to Buyer those employees set forth on Schedule 15.01(p) (the “Subject Employees”); and

(q)not commit to do any of the actions prohibited under subsections (b) through (h) or (j) through (n) of this Section 15.01.

Section 15.02Limitations on the Operational Obligations and Liabilities of Seller.  Buyer acknowledges that Seller owns undivided interests in some or all of the Assets, and Buyer agrees that, as long as Seller has voted its interests in a manner that complies with the provisions of this Article XV, the acts or omissions of the other working interest owners shall not constitute a violation of the provisions of this Article XV, nor shall any action required by a vote of working interest owners constitute such a violation.  To the extent that Seller or an Affiliate of Seller is not the operator of an Asset, the obligations of Seller in this Article XV shall be construed to require that Seller use reasonable efforts (without being obligated to incur any material expense or institute any cause of action) to cause the operator of that Asset to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

Section 15.03Operation of the Assets after the Closing. Except as set forth in the Transition Services Agreement, it is expressly understood and agreed that Seller shall not be obligated to continue operating any of the operated Assets following the Closing and Buyer assumes full responsibility for operating (or causing the operation of) all such Assets following the Closing.  Seller does not warrant or guarantee that Buyer will become the operator of the operated Assets or any portion of the Assets, as such matter will be controlled by the applicable joint operating agreement(s).  Notwithstanding the preceding, Seller shall use its commercially reasonable efforts, to the extent it has the ability to do so, but without any obligation to incur any material, out-of-pocket additional cost or expense, to have Buyer elected as “Operator” under any applicable joint operating agreement(s) with respect to any of the Assets which Seller served as “Operator” under such applicable joint operating agreement as of the Closing.

Section 15.04Change in Circumstances; Casualty Loss.

(a)Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets from the Effective Time until the Closing, including with respect to the depletion of Hydrocarbons, the watering-out of any well, the collapse of casing, sand infiltration of wells and damage to and depreciation of property, including through normal wear and tear.

(b)If after the Execution Date and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat thereof and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such destruction or taking without reduction of the Purchase Price, but subject to Section 15.04(c).

(c)In the event of any loss described in Section 15.04(b) (each, a “Casualty Loss”) at the Closing, Buyer shall have the option to have Seller: (i) retain the affected Asset and reduce the Purchase Price by the Allocated Value of such affected Asset as set forth on Exhibit B, (ii) repair or restore the affected Assets to the same condition as existed prior to the Casualty Loss, but in no event will Seller be required to expend more than the Allocated Value for such Asset in order to make such repairs, or (iii) convey the affected Asset as-is on account of such Casualty Loss, in which event on and after the Closing, Seller, promptly upon receipt, shall pay to Buyer all sums paid to Seller by third parties by reason of the destruction or taking of such Assets (up to the Allocated Value thereof), including any sums paid pursuant to any policy or agreement of insurance or indemnity (and Seller shall, on Buyer’s behalf, pursue any such sums to which it is or may be entitled), and shall assign, transfer and set over unto Buyer all of the rights, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties, including any policy or agreement of insurance or indemnity, arising out of such destruction or taking.  Notwithstanding anything to the contrary contained in this Section 15.04, nothing in this Section 15.04 shall alter Buyer’s termination rights set forth in Section 13.01(d) with regard to any Casualty Losses or its rights to indemnity as provided for in Section 16.04.

Article XVI

Obligations and Indemnification

Section 16.01Retained Obligations. Provided that the Closing occurs and subject to Buyer’s indemnification obligations set forth in Section 16.03, Seller shall retain (but only to the extent the same do not constitute Permitted Encumbrances, Indemnified Title Defects, Assumed Environmental Obligations or Indemnified Environmental Defects) all Losses related to (a) the mispayment or non- payment of royalties, overriding royalties, net profits interests and other burdens on production (in each case) attributable to the Assets and accruing prior to the Effective Time; in each case, only to the extent that Buyer has provided Seller with a timely Claim Notice in accordance with Section 16.05 prior to the date that is thirty-six (36) months following the Closing; (b) any liability of Seller, or otherwise imposed on the Assets in respect of any Tax, including without limitation, any liability of Seller for the Taxes of any other Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, but excluding any Taxes that are specifically allocated to the Buyer pursuant to Section 11.03 and any Transfer Taxes allocated to Buyer pursuant to Section 11.02; (c) any contamination or condition that is a result of any off-site disposal by Seller of any Hazardous Substances produced from any of the Assets on, in or below any properties not included in the Assets that occurs prior to the Closing, for which, and to the extent, that remediation of such contamination or condition is required by any Environmental Law; in each case, only to the extent that Buyer has provided Seller with a timely Claim Notice in accordance with Section 16.05 prior to the date that is thirty-six (36) months following the Closing; (d) any Losses attributable to obligations with respect to the period prior to Closing and payable to any Affiliate of Seller, other than for goods or services furnished in the ordinary course of business; (e) any Property Expenses for which Seller is responsible pursuant to Section 12.04; and (f) any Losses relating to Seller’s employees or employee benefit plans (collectively, the “Retained Obligations”).

Section 16.02Assumed Obligations. Provided that the Closing occurs and subject to, Seller’s indemnification obligations set forth in Section 16.04, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation of the Assets (other than the Retained Obligations, Indemnified Title Defects or Indemnified Environmental Defects), whether attributable to periods before, at or after the Effective Time REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE SELLER INDEMNITEES, including those arising out of (a) the terms of the Easements, Contracts, Leases, Personal Property or Subject Interests comprising part of the Assets; (b) suspense accounts; (c) the condition of the Assets, regardless of whether such condition arose before or after the Effective Time; (d) the Plugging and Abandonment Obligations; (e) the Assumed Environmental Obligations; (f) alleged Title Defects that are deemed to constitute Assumed Obligations under Article IV; (g) the obligations and liabilities described in Section 16.01(a) or 16.10(c) to the extent that Buyer does not provide Seller with a Claim Notice complying with Section 16.05 on or before the day that is thirty-six (36) months after the Closing; (h) all liability for any Taxes that are specifically allocated to the Buyer pursuant to Section 11.03; (i) any other duty, obligation, event, condition or liability assumed by Buyer under the terms of this Agreement; and (j) any Retained Obligation as to which Seller does not have, or no longer has, an obligation to indemnify Buyer in accordance with the terms of this Agreement (collectively, the “Assumed Obligations”).  The term “Plugging and Abandonment Obligations” means any and all responsibility and liability for the following, arising out of or relating to the Assets, whether before, on or after the Effective Time: (i) the necessary and proper plugging, replugging, abandonment, re-abandonment, or burying of the Wells; (ii) the necessary and proper removal, abandonment, re-abandonment, and disposal of all structures, pipelines, gathering lines, flow lines, equipment, operating inventory, abandoned property, trash, refuse, and junk located on or comprising part of the Assets; (iii) the necessary and proper capping and burying of all associated flow lines or gathering lines located on or comprising part of the Assets in connection with any plugging, replugging, abandonment, re-abandonment, or burying of the Wells; (iv) to the extent not covered by clause (ii) above, the necessary and proper removal, removal, abandonment, re-abandonment, disposal, and decommissioning of any facilities comprising part of the Assets; and (v) the necessary and proper restoration of the surface and subsurface of the Assets (including any required reclamation) to the condition required by applicable Laws and Contracts.

Section 16.03Buyer’s Indemnification. PROVIDED THAT THE CLOSING OCCURS, BUYER hereby RELEASES, DEFENDS, INDEMNIFIES AND HOLDS HARMLESS SELLER INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LIABILITIES, LOSSES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING THOSE INVOLVING THEORIES OF NEGLIGENCE (of any degree), STRICT LIABILITY, or other legal fault OR PRE-EXISTING DEFECTS AND INCLUDING COURT COSTS AND ATTORNEYS’ FEES) (COLLECTIVELY, THE “LOSSES” OR IN THE SINGULAR, A “LOSS”), even if such Losses were CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNITEES, AS A RESULT OF, ARISING OUT OF, OR RELATED TO:

(a)THE ASSUMED OBLIGATIONS;

(b)any breach of representations or warranties made by Buyer in this Agreement or in the certificate delivered by Buyer pursuant to Section 12.06(D);

(c)any breach of any covenants or agreements of Buyer under this Agreement; OR

(d)any matter for which Buyer has specifically agreed to indemnify Seller or Seller Indemnitees under Section 4.01 of this Agreement.

Section 16.04Seller’s Indemnification. PROVIDED THAT THE CLOSING OCCURS, SELLER hereby RELEASES, DEFENDS, INDEMNIFIES AND HOLDS HARMLESS BUYER AND ITS AFFILIATES, AND ITS AND THEIR OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, PARTNERS, REPRESENTATIVES, MEMBERS AND SHAREHOLDERS (COLLECTIVELY, THE “BUYER INDEMNITEES”) FROM AND AGAINST ANY AND ALL LOSSES, even if such Losses were CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT

LIABILITY OF ANY OF THE BUYER INDEMNITEES, AS A RESULT OF, ARISING OUT OF, OR RELATED TO:

(a)THE Retained OBLIGATIONS;

(b)any breach of representations or warranties made by Seller in this Agreement or in the certificate delivered by SELLER pursuant to Section 12.05(B);

(c)any breach of any covenants or agreements of Seller under this Agreement;

(d)(i) any act or omission by Seller involving or relating to the Excluded Assets or any other assets excluded from the assets pursuant to the terms hereof or (ii) the actions, suits, proceedings or claims, if any, set forth on schedule 6.06 or that should have been set forth on schedule 6.06;

(e)ANY LOSSES (IN EACH CASE, OTHER THAN THOSE ATTRIBUTABLE TO OR RESULTING FROM AN ASSUMED ENVIRONMENTAL OBLIGATION) PERTAINING TO A CLAIM FOR PERSONAL INJURY OR DEATH OF ANY PERSON RELATING TO THE ASSETS ANd OCCURING PRIOR TO THE CLOSING DATE TO THE EXTENT ARISING OUT OF OR ATTRIBUTABLE TO THE PERIOD OF SELLER’S OWNERSHIP OF THE ASSETS PRIOR TO THE CLOSING DATE);

(f)any Liability of Seller for gross negligence or willful misconduct ARISING in connection with its operation prior to the Closing of any of the assets in its capacity as operator thereof (and not as a joint tenant is the properties underlying the assets); or

(g)the matters described on schedule 16.04(g).

provided, however, notwithstanding anything to the contrary contained in this Agreement:

(i) Seller’s indemnification obligation under this Section 16.04 shall be subject to the limitations set on survival set forth in Section 19.15;

(ii) Buyer shall bear sole responsibility for the aggregate costs associated with all claims under Section 16.04(b) (other than with respect to the Fundamental Representations or Section 6.08) up to a threshold percentage of one percent (1%) of the Unadjusted Purchase Price, it being intended by the Parties that in such circumstances Seller be obligated only to the extent of those costs exceeding one percent (1%) of the Unadjusted Purchase Price;

(iii) Seller’s aggregate indemnification liability under Section 16.04(b) (other than with respect to the Fundamental Representations or Section 6.08) is limited to an amount equal to twenty percent (20%) of the Unadjusted Purchase Price; and

(iv) Buyer shall bear sole responsibility for the aggregate Losses associated with all claims under Section 16.04(g) up to the Specific Indemnity Threshold, it being intended by the Parties that in such circumstances Seller be obligated only to the extent of those Losses exceeding the Specific Indemnity Threshold.

Seller shall have no liability pursuant to this Section 16.04 for any Loss to the extent there has been a downward adjustment to the Purchase Price therefor pursuant to Section 12.02.  EFFECTIVE UPON CLOSING AND EXCEPT FOR (1) BUYER’S RIGHTS WITH RESPECT TO ANY INDEMNIFIED TITLE MATTER AND/OR INDEMNIFIED ENVIRONMENTAL MATTER, (2) BUYER’S RIGHTS WITH RESPECT TO THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENT AND (3) THE PARTIES RIGHTS UNDER THE TRANSITION SERVICES AGREEMENT OR THE PARENT GUARANTY, THE REMEDIES UNDER THIS SECTION 16.04 AND SECTION 16.03 SHALL BE THE PARTIES’ SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY Loss or claim of Losses arising out of or related to this Agreement or the documents executed as part of the transaction contemplated by this Agreement.

Section 16.05Notices and Defense of Indemnified Matters.

(a)For purposes of this Section 16.05, the term “Indemnifying Party” when used in connection with particular Losses shall mean the Party having an obligation to indemnify another Person with respect to such Losses pursuant to this Agreement, and the term “Indemnified Party” when used in connection with particular Losses shall mean the Persons having the right to be indemnified with respect to such Losses by the Indemnifying Party pursuant to this Agreement.

(b)To make claim for indemnification under any of Section 16.03 or 16.04, an Indemnified Party must notify the Indemnifying Party of its claim under this Section 16.05, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided, however, that except as provided in Section 19.15, the failure of any Indemnified Party to give timely notice of a Claim as provided in this Section 16.05 shall relieve the Indemnifying Party of its obligations under Section 16.03 or 16.04 (as applicable) to the extent and then only to the extent that failure materially prejudices the Indemnifying Party’s ability to defend against the Claim.

(c)In the case of a claim for indemnification based upon a Claim, the Indemnifying Party, on or before the 30th day after its receipt of the Claim Notice, shall notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against the Claim at the sole cost and expense of the Indemnifying Party.  Any failure by the Indemnifying Party to admit or deny its liability to defend the Indemnified Party shall be deemed to be a denial by the Indemnifying Party as to its liability or obligation to defend the Indemnified Party.  The Indemnified Party is authorized, prior to and before the expiration of this 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)If the Indemnifying Party admits its liability to defend the Indemnified Party, the Indemnifying Party shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement of the Claim.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest.  The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 16.05.  Without the written consent of the Indemnified Party, an Indemnifying Party shall not (i) settle any Claim or consent to the entry of any judgment with respect to any Claim which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect any Claim in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)If the Indemnifying Party does not admit its liability to defend the Indemnified Party or admits its liability to defend the Indemnified Party but fails diligently to prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability to defend the Indemnified Party and assume the defense of the Claim at any time prior to its settlement or final determination.  If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party for a Claim, the Indemnified Party shall notify the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option, on or before the tenth (10th) day following receipt of that notice (i) to admit in writing its liability to defend the Indemnified Party for the Claim, and (ii) if its liability to defend the Indemnified Party is so admitted, to reject, in its reasonable judgment, the proposed settlement.

(f)In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice (i) to cure the Losses complained of, (ii) to admit its liability for those Losses, or (iii) to dispute the claim for those Losses.  If the Indemnifying Party does not notify the Indemnified Party within this 30-day period that it has cured the Losses, admits its liability for such Losses or disputes the claim for those Losses, then the Indemnifying Party shall be deemed to be disputing the claim for such Losses.

Article XVII

Limitations on Representations and Warranties

Section 17.01Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory with respect to the Assets or the transactions contemplated by this Agreement.

Section 17.02Sale “As Is” “Where Is”. BUYER REPRESENTS THAT IT HAS INSPECTED, OR, SUBJECT TO SELLER’S COMPLIANCE WITH ITS COVENANTS HEREIN, WILL HAVE THE OPPORTUNITY TO INSPECT, THE ASSETS.  SUBJECT TO BUYER’S REMEDIES FOR ANY BREACH BY SELLER OF ITS EXPRESS REPRESENTATIONS OR WARRANTIES HEREIN AND WITH RESPECT TO ANY INDEMNIFIED ENVIRONMENTAL DEFECT OR SELLER’S INDEMNITIES PURSUANT TO SECTION 16.04(A), IF CLOSING OCCURS (A) BUYER WILL ACCEPT THE PHYSICAL AND ENVIRONMENTAL CONDITION OF SAME ON AN “AS IS-WHERE IS” BASIS, AND (B) BUYER FOREVER RELEASES SELLER FROM ANY LIABILITY WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING, REGARDLESS OF WHETHER CAUSED BY OR ATTRIBUTABLE TO SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, FAULT, OR STRICT LIABILITY, AND REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH SELLER’S OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES BEFORE OR AT THE CLOSING.  WITHOUT LIMITING THE FOREGOING BUT SUBJECT TO BUYER’S REMEDIES FOR ANY BREACH BY SELLER OF ITS EXPRESS REPRESENTATIONS OR WARRANTIES HEREIN AND WITH RESPECT TO ANY INDEMNIFIED ENVIRONMENTAL DEFECT OR SELLER’S INDEMNITIES PURSUANT TO SECTION 16.04(A), BUYER WAIVES ANY RIGHT TO RECOVER FROM SELLER AND FOREVER RELEASES AND DISCHARGES SELLER AND AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD SELLER INDEMNITEES HARMLESS FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER, INCLUDING ATTORNEYS’ FEES AND COSTS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING OR ANY LAW OR REGULATION APPLICABLE TO THE ASSETS, INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. § 9601 et. seq.), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. § 6901 et. seq.), THE CLEAN WATER ACT (33 U.S.C. §§ 466 et. seq.), THE SAFE DRINKING WATER ACT (14 U.S.C. §§ 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. § 7401 et. seq.), AS AMENDED, THE CLEAN AIR ACT AMENDMENTS OF 1990, AND ANY OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAW, REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH, SELLER’S OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES AT OR PRIOR TO THE CLOSING, AND REGARDLESS OF WHETHER ATTRIBUTABLE TO THE STRICT LIABILITY OF SELLER OR TO THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OF SELLER, EVEN IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER PRIOR TO CLOSING.

Section 17.03DISCLAIMER REGARDING THE ASSETS. EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE VI, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES (and Buyer

acknowledges it is not relying on), ANY COVENANT, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY BUILDINGS, FACILITIES, WELLS, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL/MOVABLE PROPERTY CONSTITUTING PART OF THE ASSETS (COLLECTIVELY, THE “TANGIBLE PROPERTY”), INCLUDING (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM HIDDEN DEFECTS OR OTHER DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW IN EFFECT NOW OR IN THE FUTURE, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT THE TANGIBLE PROPERTY SHALL BE CONVEYED TO BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.  BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE TANGIBLE PROPERTY AS BUYER DEEMS APPROPRIATE AND BUYER WILL ACCEPT THE TANGIBLE PROPERTY AS IS, WHERE IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

Section 17.04DISCLAIMER REGARDING INFORMATION. EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE VI, SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES, AND ACKNOWLEDGES THAT SELLER HAS NOT MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN, ELECTRONIC OR ORAL) NOW, IN THE PAST OR IN THE FUTURE FURNISHED TO BUYER BY OR ON BEHALF OF SELLER (INCLUDING ANY INFORMATION CONTAINED IN TITLE OPINIONS PROVIDED BY SELLER) OR (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING.

Section 17.05Compliance With Express Negligence Rule. THE PARTIES AGREE THAT THE OBLIGATIONS OF THE INDEMNIFYING PARTY TO INDEMNIFY THE INDEMNIFIED PARTY SHALL BE WITHOUT REGARD TO THE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFIED PARTY, WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE, EXCEPT TO THE EXTENT SUCH LOSSES WERE OCCASIONED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT THEREOF, IT BEING THE PARTIES’ INTENT THAT LOSSES ARISING

FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS THEREOF NOT BE COVERED BY THE INDEMNIFICATIONS SET FORTH IN THIS AGREEMENT. The foregoing is a specifically bargained for allocation of risk between the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirements under applicable Laws.

Article XVIII

Dispute Resolution

Section 18.01Scope; Appointment of Independent Expert. All disputes among the Parties regarding Title Defects, Title Defect Values, Environmental Defects, Environmental Defect Values, Title Benefits or calculation of the Final Statement or revisions thereto (“Disputes”) shall be exclusively and finally resolved pursuant to this Article XVIII.  If the Parties are unable to reach resolution as to any such outstanding Dispute within five (5) days following delivery of a written notice from either Buyer or Seller to the other Party that Buyer or Seller, as applicable, intends to submit such Dispute to the Independent Expert for resolution pursuant to this Article XVIII, then either Party may, by written notice to the other Party (an “Election Notice”), elect to submit such Dispute to a single arbitrator (the “Independent Expert”), who shall be selected by mutual agreement of Buyer and Seller within fifteen (15) days after the delivery of such Election Notice in accordance with following:

(a)in the case of any Dispute regarding Title Defects, Title Defect Values or Title Benefits, the Independent Expert shall be a title attorney with at least twenty (20) years’ experience in oil and gas titles involving properties in the regional area in which the Assets with respect to which such Title Defects or Title Benefits are alleged or with respect to which such Title Defect Values in dispute are located and who is licensed to practice law in the state in which such Assets are located;

(b)in the case of any Dispute regarding Environmental Defects or Environmental Defect Values, the Independent Expert shall be an environmental consultant with at least twenty (20) years’ experience involving properties in the regional area in which the Assets with respect to which such Environmental Defects are alleged or with respect to which such Environmental Defect Values in dispute are located;

(c)in the case of any Dispute regarding the calculation of the Final Statement or revisions thereto, the Independent Expert shall be a senior partner of an independent accounting firm mutually agreeable to Buyer and Seller; and

(d)in the case of any Dispute, the Independent Expert shall not have had a substantial relationship with any Party or any Affiliate of either Party during the two (2) years prior to such selection;

provided that, in any case, in the absence of such agreement within fifteen (15) days of the delivery of the Election Notice, the Independent Expert shall be selected as would a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) notwithstanding the selection method and criteria set forth in clauses (a)-(d) above. If any Independent Expert should die, withdraw or otherwise become incapable of serving or refuse to serve, a successor arbitrator shall be selected in the same manner as the Independent Expert.

Section 18.02Additional Procedures. All proceedings under this Article XVIII shall be held in Midland, Texas and shall be conducted in accordance with the Rules, to the extent such Rules do not conflict with the terms of this Article XVIII.  The Independent Expert’s final determination shall be made within twenty-one (21) days after submission of the matters in dispute to the Independent Expert, shall be in writing, and shall set forth findings and conclusions upon which the Independent Expert based the award.  The Independent Expert shall agree to comply with the provisions set forth in this Section 18.02 before accepting appointment.  In making its determination, the Independent Expert shall be bound by terms of this Agreement, to the extent applicable, and, subject to the foregoing, may consider such other matters as in the opinion of the Independent Expert are necessary to make a proper determination.  The Independent Expert, however, may not determine that (a) a Title Defect Value of a Title Defect is greater than the Title Defect Value claimed by Buyer in its applicable Title Defect Notice, or (b) an Environmental Defect Value is greater than the Environmental Defect Value claimed by Buyer in its applicable Environmental Defect Notice, (c) the value of a Title Benefit is greater than the amount claimed by Seller, (d) the value of an upward adjustment to the Purchase Price is greater than the amount claimed by Seller, or (e) the value of a downward adjustment to the Purchase Price is greater than the amount claimed by Buyer.  The Independent Expert shall act as an expert for the limited purpose of determining the specific disputed Title Defects, Title Defect Values, Title Benefits, Environmental Defects or Environmental Defect Values, or calculation of the Final Statement or revisions thereto submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter.  Seller and Buyer shall each bear their own legal fees and other costs.  Seller and Buyer shall each bear one-half (1/2) of the costs and expenses of the Independent Expert.

Section 18.03Waiver. Notwithstanding anything to the contrary in this Agreement, at any time Buyer may waive any Title Defect, Title Defect Value, Environmental Defect or Environmental Defect Value previously asserted by Buyer.

Section 18.04Binding Nature. The decision and award of the Independent Expert with respect to any arbitration under this Article XVIII shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by either Party as a final judgment of such court.

Section 18.05Confidentiality. Except to the extent necessary to enforce a decision and award of the Independent Expert, to enforce other rights of the Parties hereunder, or as required by applicable Law or the rules of any stock exchange on which the securities of either Party or any of its Affiliates are listed or are in the process of being listed, the Independent Expert and Parties, and their counsel, consultants and other representatives, shall maintain as confidential the fact any proceedings are ongoing, or have been completed, under this Article XVIII, any decision and award of the Independent Expert and all documents prepared and submitted by either Party, or its counsel, consultants and other agents and representatives, in connection with any proceedings under this Article XVIII.

Article XIX

Miscellaneous

Section 19.01Names. As soon as reasonably possible after the Closing, but in no event later than the 75th day after the Closing, Buyer shall remove the name of Seller and its Affiliates, or any variations on them, from all of the operated Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the operated Assets, in a name other than the name of Seller or any of its Affiliates, or any variations of them.

Section 19.02Expenses. Except as otherwise provided in this Agreement, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 19.03Filings, Notices and Certain Governmental Approvals.  Promptly after Closing, Buyer shall (a) record the Assignment of the Assets, all state/federal assignments and any lien releases related to the Assets executed or delivered at the Closing in all applicable real property records or, if applicable, all state or federal agencies; (b) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and, if applicable, the designation of Buyer as the operator of the operated Assets; and (c) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the liabilities assumed by Buyer under this Agreement, that have not been obtained prior to Closing; provided that Buyer shall not be required to incur any liability to pay any money in order to comply with Section 19.03(d).  Buyer shall take any and all action reasonably required by any Governmental Authority to obtain unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.  Seller shall use its commercially reasonable efforts to assist and cooperate with Buyer in furtherance of Buyer’s efforts pursuant to this Section 19.03.

Section 19.04Announcements. Prior to making any press release or public announcement with respect to this Agreement or the transaction represented herein, the Party desiring to make such press release or public announcement shall consult in good faith with the other Party and seek comments from such other Party with respect to the press release or public announcement (which comments shall be considered in good faith by the proposing Party); provided, however, no Party may specifically identify the other Party in any press release or public announcement without the express, written prior approval of such other Party; provided, further, that nothing contained in this Section 19.04 shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to this Agreement or the transaction represented herein (including the names of the parties to this Agreement) to the extent, and then only to the extent, required by applicable Law or necessary to comply with disclosure requirements of the SEC, New York Stock Exchange, or any other regulated stock exchange.

Section 19.05Document Retention. As used in this Section 19.05, the term “Documents” means all files, documents, books, Records and other data delivered to Buyer by

Seller pursuant to the provisions of this Agreement (other than those that Seller retained either the original or a copy of), including financial accounting and Tax records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date.  Buyer shall retain and preserve the Documents for a period of no less than three (3) years following the Closing Date, and shall allow Seller or its representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period.  Seller shall have the right during such period to make copies of the Documents at its expense.

Section 19.06Entire Agreement. This Agreement, the Confidentiality Agreement and the documents to be executed under this Agreement at the Closing constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter of this Agreement, the Confidentiality Agreement and the documents to be entered into under this Agreement at the Closing.  Any supplement, amendment, alteration, modification or waiver of this Agreement shall be binding only if executed in writing by the Parties and specifically referencing this Agreement.

Section 19.07Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other of its provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 19.08Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises under this Agreement, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 19.09No Third Party Beneficiaries. Except for the Buyer Indemnitees and Seller Indemnitees, each of which are Third-Party beneficiaries of this Agreement, nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a Third-Party beneficiary contract; provided that only a Party will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of the Buyer Indemnitees and Seller Indemnitees.

Section 19.10Assignment. Either Party may assign or delegate any of its rights or duties under this Agreement only with the prior written consent of the other Party, which consent may be withheld for any or no reason, and any assignment made without such consent shall be void.  Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and legal representatives.

Section 19.11Governing Law. THIS AGREEMENT, any documents delivered as part of the transaction contemplated by this Agreement (except as otherwise set forth in the remainder of this

Section 19.11), and THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.  THE ASSIGNMENT AND ANY OTHER INSTRUMENTS OF CONVEYANCE EXECUTED PURSUANT TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE THE ASSETS TO WHICH THEY PERTAIN ARE LOCATED, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT APPLY THE LAWS OF ANOTHER JURISDICTION.

Section 19.12Jurisdiction; Waiver of Jury Trial. THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT.  Subject to Article XVIII, ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT SHALL BE LITIGATED (IF AT ALL) ONLY IN THE DISTRICT COURTS OF TEXAS IN THE CITY AND COUNTY OF MIDLAND OR (IF IT HAS JURISDICTION) THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ALSO WAIVES ANY BOND OR SURETY (OR OTHER SECURITY UPON SUCH BOND) WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OTHER PARTY.

Section 19.13Notices. Any notice, communication, request, instruction or other document required or permitted under this Agreement shall be given in writing and delivered in person or by mail, overnight courier service or e-mail (with read receipt requested and concurrent delivery by facsimile) to the addresses of Seller and Buyer set forth below. Any such notice shall be effective only upon receipt.  Notice given by e-mail shall be deemed to have been received by a Party when receipt is confirmed by the applicable transmitting device (with the receiving Party being obligated to respond affirmatively to any read receipt requests delivered by the other Party).

Seller:	Resolute Natural Resources Southwest, LLC
1700 Lincoln Street, Suite 2800
Denver, CO 80203
Attention: General Counsel
Email: MStefanoudakis@resoluteenergy.com
Fax: 303-623-3628

Buyer:	Independence Resources Holdings, LLC
19500 State Hwy 249, Suite 440
Houston, Texas 77070
Attention: Chief Corporate Officer
Email: Rod.Steward@independenceresources.com
Fax: 832.916.2310

Any Party may, by written notice so delivered to the other Party, change its address for notice purposes under this Agreement.

Section 19.14Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 19.15Survival.

(a)Seller’s Representations and Warranties.  As a condition precedent to any Claim for indemnity under this Agreement with respect to the alleged breach by Seller of any of Seller’s representations and warranties in this Agreement, and subject to Section 19.15(e), Seller must have received a Claim Notice on or before the date that is twelve (12) months following the Closing Date, except that (i) Buyer may make a Claim Notice indefinitely following the Closing Date with respect to the alleged breach by Seller of any of Seller’s representations and warranties in Section 6.1 (Seller’s Existence), Section 6.02 (Legal Power), Section 6.03 (Execution), and Section 6.04 (Brokers) (“Fundamental Representations”) and (ii) Seller must have received a Claim Notice on or before sixty (60) days following the expiration of the applicable statute of limitations under the Tax laws in question with respect to the alleged breach by Seller of any of Seller’s representations in Section 6.08 (Taxes).  Seller’s indemnification obligation under Section 16.04(b) will terminate as of the time periods set forth in this Section 19.15, and after such date Seller will have no liability whatsoever with respect to Seller’s representations or warranties in this Agreement that have expired on such date.

(b)Seller’s Pre-Closing and Post-Closing Covenants.  As a condition precedent to any Claim for indemnity under this Agreement with respect to each of the covenants and performance obligations of Seller set forth in this Agreement that are to be complied with or performed by Seller prior to Closing, and subject to Section 19.15(e), Seller must have received a Claim Notice on or before the date that is twelve (12) months following the Closing Date.  Seller’s indemnification obligation under Section 16.04(c) with respect to each of the covenants and performance obligations of Seller set forth in this Agreement that are to be complied with or performed by Seller prior to Closing will terminate as of the time period set forth in this Section 19.15(b), and after such date Seller will have no liability whatsoever with respect to any of the covenants and performance obligations of Seller set forth in this Agreement that are to be complied with or performed by Seller prior to Closing.  Buyer may make a Claim Notice indefinitely following the Closing Date with respect to the alleged breach by Seller of any of

Seller’s covenants and performance obligations set forth in this Agreement that are to be complied with or performed by Seller after the Closing.

(c)Seller’s Other Indemnification Obligations.  As a condition precedent to any Claim for indemnity under Section 16.04(a) for a claim arising under Section 16.01(a), (c) or (e), Section 16.04(e) or Section 16.04(f) Seller must have received a Claim Notice on or before the date that is three (3) years following the Closing Date, after which time, Seller’s indemnity obligations shall terminate and Seller shall have no liability with respect to such indemnification obligations.  As a condition precedent to any Claim for indemnity under Section 16.04(g), Seller must have received a Claim Notice on or before the date that is five (5) years following the Closing Date, after which time, Seller’s indemnity obligations shall terminate and Seller shall have no liability with respect to such indemnification obligations.    Buyer may submit a Claim Notice with respect to a Claim for indemnity under Section 16.04(a) (other than the sections identified in the preceding sentence) or Section 16.04(d) indefinitely.

(d)Buyer’s Indemnification.  The representations, warranties, covenants and performance obligations of Buyer in this Agreement and the other documents executed at Closing, and all covenants, assumptions, and indemnities set forth in Section 16.03 shall survive the Closing indefinitely.

(e)Survival after Claim. Notwithstanding Sections 19.15(a) through 19.15(d), if a Claim Notice has been properly delivered under Section 16.05 before the date any representation, warranty, covenant, or performance obligation would otherwise expire under such Sections alleging a right to indemnification or defense for Losses arising out, relating to, or attributable to the breach of such representation, warranty, covenant, or performance obligation, such representation, warranty, covenant, or performance obligation shall continue to survive as to the matters asserted in the Claim Notice until the claims asserted in such Claim Notice that are based on the breach of such representation, warranty, covenant, or performance obligation have been fully and finally resolved.

(f)Reasonableness. The Parties acknowledge that the time limitations set forth in this Section 19.15 are reasonable.

Section 19.16Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 19.17Counterpart Execution. This Agreement may be executed in any number of counterparts (including by facsimile or email transmission), and each such counterpart shall be effective as to each Party that executes the same whether or not all of Parties execute the same counterpart.  If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes.  All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

Section 19.18Knowledge. Whenever a statement in this Agreement is qualified by a phrase such as to Seller’s “Knowledge,” (or similar use of “Knowledge” attributable to Seller), the Parties intend that the only information to be attributed to Seller is information actually known (after reasonable inquiry) by Bill Alleman, Doug Dietrich, Patrick Flynn, Michael Stefanoudakis, Rick Betz, Jim Piccone and Ted Gazulis.

Section 19.19Relationship of the Parties. This Agreement shall not create and it is not the purpose or intention of the Parties to create any partnership, mining partnership, joint venture, general partnership, or other partnership relationship and none shall be inferred, and nothing in this Agreement shall be construed to establish a fiduciary relationship between the Parties for any purpose.

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IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the Execution Date.

SELLER:

RESOLUTE NATURAL RESOURCES SOUTHWEST, LLC

By:	/s/ James M. Piccone
James M. Piccone
President

BUYER:

INDEPENDENCE RESOURCES HOLDINGS, LLC

By:	/s/ Rodney L. Steward
Rodney L. Steward
Chief Corporate Officer

Signature Page to
Purchase and Sale Agreement